As filed with the Securities and Exchange Commission on September 11, 1997
                                                    Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                               -------------------

                       HOLLYWOOD ENTERTAINMENT CORPORATION
             (Exact name of registrant as specified in its charter)

                               -------------------

          Oregon                       7841                   93-0981138
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of               Industrial            Identification No.)
    incorporation or             Classification
      organization)                Code Number)

                          25600 SW Parkway Center Drive
                            Wilsonville, Oregon 97070
                                 (503) 570-1600
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               -------------------

                                 DONALD J. EKMAN
                    Senior Vice President and General Counsel
                          25600 SW Parkway Center Drive
                            Wilsonville, Oregon 97070
                                 (503) 570-1600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -------------------

       It is respectfully requested that the Commission send copies of all notices, orders and communications to:

           ROBERT J. MOORMAN                       GREGORY K. MILLER
            Stoel Rives LLP                         Latham & Watkins
     900 SW Fifth Avenue, Suite 2300       505 Montgomery Street, Suite 1900
         Portland, Oregon 97204             San Francisco, California 94111
            (503) 224-3380                           (415) 391-0600

                               -------------------

     Approximate date of commencement of proposed sale to the public: As promptly as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                                 Proposed            Proposed
                                                                  maximum             maximum
      Title of each class of               Amount to be        offering price        aggregate             Amount of
   securities to be registered             registered(1)        per unit(1)       offering price(1)    registration fee
-----------------------------------------------------------------------------------------------------------------------
10 5/8% Series B Senior
  Subordinated Notes due 2004......       $200,000,000             100%             $200,000,000            $60,607
=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the
     "Securities Act").

                               -------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such a date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

--------------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1997


                                     [LOGO]

                            Offer for all Outstanding
                   10 5/8% Senior Subordinated Notes due 2004
                                 in Exchange for
               10 5/8% Series B Senior Subordinated Notes due 2004
                                       of

                       HOLLYWOOD ENTERTAINMENT CORPORATION

                   The Exchange Offer will expire at 5:00 p.m.

            New York City time, on         , 1997, unless extended.

     Hollywood Entertainment Corporation, an Oregon corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $200,000,000 of 10 5/8% Series B Senior Subordinated Notes due 2004 of the Company (the "New Notes") for a like principal amount of the issued and outstanding 105/8% Senior Subordinated Notes due 2004 of the Company (the "Old Notes" and, together with the New Notes, the "Notes") with the holders thereof. The terms of the New Notes are identical in all respects to the terms of the Old Notes, except that the terms of the New Notes do not include certain transfer restrictions and registration rights included in the terms of the Old Notes.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from August 13, 1997. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 13, 1997. If, however, the relevant record date for interest payment occurs prior to the completion of the Exchange Offer, registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 13, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of completion of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date, the record date for which occurs on or after consummation of the Exchange Offer.

     The Old Notes were issued on August 13, 1997 (the "Old Note Offering") in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold, pledged, hypothecated or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Old Notes are, and the New Notes will be, general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein), including borrowings under the New Credit Facility (as defined herein). The Indenture (as defined herein) permits the Company to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. As of June 30, 1997, on a pro forma basis after giving effect to the sale of the Old Notes and the application of the net proceeds therefrom, the Company would have had $9.6 million of Senior Indebtedness outstanding.

     The New Notes are being offered hereby to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated August 13, 1997 (the "Registration Rights Agreement"), among the Company and the initial purchasers of the Old Notes. The Company is making the Exchange Offer in reliance upon interpretations of the staff of the Securities and Exchange Commission (the "Commission") by which the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes. If any holder of Old Notes is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Notes to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" withing the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period ending on the earlier of (i) 180 days after the date of this Prospectus and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, it will make this Prospectus (as amended and supplemented) available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined herein). If the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

     The Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages market (the "PORTAL Market") of the National Association of Securities Dealers, Inc. Prior to this Exchange Offer, there has been no public market for the New Notes. If a market for the New Notes develops, the New Notes could trade at a discount from their principal amount. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation on any automated quotation system. There is no assurance that an active public market for the New Notes will develop.

     See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered in connection with an investment in the New Notes offered hereby.

                              -------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

             The date of this Prospectus is             , 1997.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Hollywood Entertainment Corporation, 25600 SW Parkway Center Drive, Wilsonville, Oregon 97070, Attention: Mr. Donald J. Ekman, Senior Vice President and General Counsel (telephone number (503) 570-1600). To ensure timely delivery of the
documents, any request should be made no later than                  , 1997.

                                     SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and financial statements and unaudited financial data appearing elsewhere or incorporated in this Prospectus.

                                   The Company

     Hollywood Entertainment owns and operates 661 video retail superstores in 33 states as of June 30, 1997 and is the second largest video retailer in the United States, with revenue of $328.3 million for the twelve months ended June 30, 1997. According to video industry analyst Paul Kagan Associates, Inc. ("Paul Kagan"), the Company operates the highest volume video stores in the country. Hollywood Entertainment's goal is to be a dominant national video retailer and to build a strong national brand which consumers will identify with the entertainment industry. As part of its strategy to achieve this goal, the Company has developed a store format and design that captures the bright lights, energy and excitement of the motion picture industry and enables the public to easily identify and recognize Hollywood Video superstores.

     The Company opened its first video superstore in October 1988 and operated 16 stores at the time of its initial public offering in July 1993. The Company operated 551 stores as of December 31, 1996, opened 110 new stores in the six months ended June 30, 1997, and plans to open approximately 240 new stores in the second half of 1997 and approximately 400 new stores in 1998. The Company's revenue increased from $11.0 million in 1992 to $328.3 million for the twelve months ended June 30, 1997, and its Adjusted EBITDA (as defined herein) increased from $2.2 million to $73.2 million over the same period. Comparable store revenue increased 7% for the year ended December 31, 1996 and 5% for each of the first and second quarters of 1997.

     Hollywood Video superstores average approximately 7,500 square feet and typically carry approximately 10,000 titles and 16,000 videocassettes and video games, consisting of many copies of popular new releases and an extensive selection of older or "catalog" movies. Hollywood Entertainment is a category killer in its industry, offering more copies of popular new videocassette releases and more titles than its competitors to achieve greater customer satisfaction and encourage repeat visits. Hollywood Video stores are primarily located in high traffic locations, in stand-alone buildings, at the end of shopping strips or in other highly visible locations.

     According to Paul Kagan, the U.S. videocassette rental and sales industry has grown from $9.8 billion in revenue in 1990 to $15.6 billion in 1996, and is expected to reach $18.6 billion in 2001. The video rental industry is highly fragmented and in recent years has been characterized by increased consolidation as larger "superstore" chains (video stores with at least 7,500 videocassettes) have continued to increase market share by opening new stores and acquiring smaller, local operators.

     The video retail industry is the largest single source of revenue to movie studios and represented approximately $4.5 billion, or 45%, of the $9.9 billion of estimated domestic studio revenue in 1996 according to Paul Kagan. According to the Motion Picture Association of America (the "MPAA"), between 1990 and 1996 only 7% of all movies released generated in excess of $20 million in U.S. theater revenue for studios. Over the same period, members of the MPAA reported that the average production, advertising and distribution cost per movie increased from $38.8 million to $59.7 million. Video retail stores, including those operated by the Company, purchase movies on videocassette regardless of whether the movies were successful at the box office, thus providing the major movie studios a reliable and substantial source of revenue for almost all of the hundreds of movies produced each year. Consequently, the Company believes movie studios are highly motivated to continue to protect the video retail industry as a unique and significant source of revenue.

     The Company was incorporated in Oregon in June 1988; its executive offices are located at 25600 SW Parkway Center Drive, Wilsonville, Oregon 97070, and its telephone number is (503) 570-1600. References in this Offering Memorandum to the "Company" or "Hollywood Entertainment" are to Hollywood Entertainment Corporation and its wholly owned subsidiary.

                             The New Credit Facility

     In connection with the offering of the Old Notes, the Company (i) repaid in full all of the outstanding indebtedness under its existing $150 million revolving bank credit agreement (the "Existing Credit Facility"), (ii) has terminated the Existing Credit Facility and (iii) has entered into a credit agreement with Societe Generale, DLJ Capital Funding, Inc. and Goldman Sachs Credit Partners L.P. (collectively, the "Arrangers") on behalf of themselves and as agents for a syndicate of lenders to be determined (the "New Credit Facility"), pursuant to which up to $300 million will be available for borrowing on a revolving basis. The obligations under the New Credit Facility are secured by substantially all of the assets of the Company. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" and "Description of Certain Other Indebtedness."

                                                The Exchange Offer

Securities Offered..................   $200,000,000 principal amount of 10 5/8%
                                       Series B Subordinated Notes due 2004. The terms of the New Notes and the Old Notes are identical in all respects, except certain transfer restrictions and registration rights relating to the Old
                                       Notes will not be applicable with respect to the New Notes.

Issuance of Old Notes;
Registration Rights.................   The Old Notes were issued on August 13,
                                       1997 to Montgomery Securities, Donaldson,
                                       Lufkin & Jenrette Securities Corporation,
                                       Goldman, Sachs & Co. and Societe Generale
                                       Securities Corporation (collectively, the
                                       "Initial Purchasers"), which placed the
                                       Old Notes with "qualified institutional
                                       buyers" (as that term is defined in Rule
                                       144A promulgated under the Securities
                                       Act), certain foreign purchasers pursuant to Regulation S under the Securities Act and a limited number of institutional
                                       "accredited investors" (as defined in
                                       Rule 501(a)(1),(2), (3) or (7) under the
                                       Securities Act). In connection therewith, the Company executed and delivered for the benefit of the holders of Old Notes the Registration Rights Agreement, pursuant to which the Company agreed (i) to file a registration statement (the
                                       "Registration Statement") no later than
                                       30 days after August 13, 1997 with
                                       respect to the Exchange Offer and (ii) to use its best efforts to cause the Registration Statement to be declared effective by the Commission no later than 90 days after August 13, 1997. In certain circumstances, the Company will be required to file a shelf registration statement (the "Shelf Registration
                                       Statement") to cover resales of the Old
                                       Notes by the holders thereof. If the
                                       Company does not comply with certain of
                                       its obligations under the Registration
                                       Rights Agreement, it will be required to pay Additional Interest (as defined herein) to holders of the Old Notes. See
                                       "The Exchange Offer -- Registration
                                       Rights; Additional Interest." Holders of the Old Notes do not have any appraisal rights in connection with the Exchange
                                       Offer.

The Exchange Offer..................   The New Notes are being offered in
                                       exchange of a like principal amount of
                                       Old Notes. The issuance of the New Notes is intended to satisfy the obligations of the Company contained in the Registration Rights Agreement. Based upon the position of the staff of the Commission set forth in no-action letters issued in connection with other transactions substantially similar to the
                                       Exchange Offer, the Company believes the New Notes issued pursuant to the Exchange
                                       Offer may be offered for resale, resold
                                       and otherwise transferred by holders
                                       thereof (other than (i) any holder that
                                       is an "affiliate" of the Company within
                                       the meaning of Rule 405 under the
                                       Securities Act, (ii) an Initial Purchaser that acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or
                                       (iii) a broker-dealer that acquired the
                                       Old Notes as a result of market-making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the
                                       Securities Act, provided that the New
                                       Notes are acquired in the ordinary course of the holder's business and the holder is not participating and has no arrangement with any person to participate in a distribution (within the meaning of the Securities Act) of the New
                                       Notes. Each broker-dealer that receives
                                       New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New
                                       Notes. Although there has been no
                                       indication of any change in the staff's
                                       position, there is no assurance that the staff of the Commission would make a similar determination with respect to the resale of the New Notes. See "Risk
                                       Factors."

Procedures for Tendering............   Tendering holders of Old Notes must
                                       complete and sign the Letter of
                                       Transmittal in accordance with the
                                       instructions contained therein and
                                       forward the same by mail, facsimile or
                                       hand delivery, together with any other
                                       required documents, to the Exchange
                                       Agent, either with the Old Notes to be
                                       tendered or in compliance with the
                                       specified procedures for guaranteed
                                       delivery of Old Notes. Holders of the Old
                                       Notes desiring to tender the Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender
                                       Old Notes pursuant to the Exchange Offer.
                                       Letters of Transmittal and certificates
                                       representing the Old Notes should not be sent to the Company. These documents should only be sent to the Exchange
                                       Agent. Questions regarding how to tender and requests for information should also be directed to the Exchange Agent. See
                                       "The Exchange Offer -- Procedures for
                                       Tendering the Old Notes."

Tenders, Expiration Date;
Withdrawal..........................   The Exchange Offer will expire the
                                       earlier of 5:00 p.m., New York City time,
                                       on              , 1997 or (ii) the date
                                       when all Old Notes have been tendered, or
                                       such later date and time to which it is
                                       extended, provided it may not be extended
                                       beyond               , 1997. The Company
                                       will accept for exchange any and all Old
                                       Notes that are validly tendered in the
                                       Exchange Offer prior to 5:00 p.m., New
                                       York City time, on the Expiration Date.
                                       The tender of Old Notes pursuant to the
                                       Exchange Offer
                                       may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See
                                       "The Exchange Offer -- Terms of the
                                       Exchange Offer; Period for Tendering Old
                                       Notes" and " -- Withdrawal Rights."

Federal Income Tax
Consequences........................   For federal income tax purposes, the
                                       exchange pursuant to the Exchange Offer
                                       will not result in any income, gain or
                                       loss to the holders of Notes or the
                                       Company. See "Certain United States
                                       Federal Income Tax Considerations."

Use of Proceeds.....................   There will be no proceeds to the Company
                                       from the exchange pursuant to the
                                       Exchange Offer.

Appraisal Rights....................   Holders of Old Notes will not have
                                       dissenters' rights or appraisal rights in connection with the Exchange Offer.

Exchange Agent......................   Continental Stock Transfer & Trust
                                       Company is serving as Exchange Agent in
                                       connection with the Exchange Offer.

                  Consequences of Not Exchanging the Old Notes

     Holders of Old Notes who do not exchange Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not anticipate that it will register the Old Notes for resale under the Securities Act. See "Risk Factors --Consequences of Failure to Exchange Old Notes" and "The Exchange Offer -- Consequences of Failure to Exchange Old Notes."

                      Summary Description of the New Notes

     The terms of the New Notes and the Old Notes are identical in all respects, except that the terms of the New Notes do not include certain transfer restrictions and registration rights relating to the Old Notes.

     The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from August 13, 1997. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the completion of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 13, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of completion of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on the Old Notes otherwise payable on any interest payment date that occurs on or after completion of the Exchange Offer.


Issuer   ...........................   Hollywood Entertainment Corporation.

Notes    ...........................   $200,000,000 principal amount of 10 5/8%
                                       Series B Senior Subordinated Notes due
                                       2004.

Maturity Date.......................   August 15, 2004.

Interest Payment Dates..............   Each February 15 and August 15,
                                       commencing on February 15, 1998.

Optional Redemption.................   The Notes may be redeemed at the option
                                       of the Company, in whole or in part, on
                                       or after August 15, 2001 at the
                                       redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to August 15, 2000, the Company may redeem up to 35% of the initial principal amount of the Notes originally issued with the net proceeds of one or more Public Equity Offerings, at a redemption price equal to 110.625% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of each such redemption and that each such redemption occurs within 60 days following the closing of each such Public Equity Offering. See
                                       "Description of Notes-Optional
                                       Redemption."

Mandatory Redemption................   Except as set forth herein, the Company
                                       is not required to make mandatory
                                       redemption or sinking fund payments with respect to the Notes.

Ranking  ...........................   The Notes will be general unsecured
                                       obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the
                                       Company, including borrowings under the
                                       $300 million New Credit Facility. As of
                                       June 30, 1997, on a pro forma basis after giving effect to the sale of the Old
                                       Notes and the application of the net
                                       proceeds therefrom, the Company would
                                       have had $9.6 million of Senior
                                       Indebtedness outstanding. The Indenture
                                       will permit the incurrence of additional
                                       Senior Indebtedness by the Company,
                                       subject to certain limitations. See
                                       "Description of Notes-Subordination" and
                                       "-Certain Covenants-Limitation on
                                       Indebtedness."

Change of Control...................   Upon a Change of Control, each Holder of
                                       Notes shall have the right to require the Company to repurchase all or any part of such Holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The Company's ability to repurchase Notes upon a Change of Control, however, may be restricted by the terms of the New Credit Facility. See
                                       "Description of Notes-Change of Control."

Certain Covenants...................   The Indenture will contain covenants
                                       including, but not limited to, covenants limiting the Company and its Restricted
                                       Subsidiaries (as defined herein) with
                                       respect to the following: restricted
                                       payments, incurrence of additional
                                       indebtedness, liens, payment restrictions affecting subsidiaries, mergers and consolidations, asset sales, transactions with Affiliates (as defined herein), and issuances of capital stock of subsidiaries. See "Description of
                                       Notes-Certain Covenants."

                                  Risk Factors

     Holders of Old Notes should carefully consider the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus before tendering their Old Notes in the Exchange Offer. The risk factors set forth (other than "Risk Factors -- Consequences of Failure to Exchange Old Notes") are generally applicable to the Old Notes as well as the New Notes.

            Summary Financial Information and Certain Operating Data
              (In thousands, except selected store and ratio data)

                                                                                                           Six Months
                                                                                                              Ended
                                                        Year Ended December 31,                              June 30,
                                      ---------------------------------------------------------     ---------------------
                                        1992        1993        1994          1995         1996         1996         1997
                                      ------     -------     -------      --------     --------     --------     --------
Statement of Operations Data:
Revenue:
   Rental........................     $9,762     $15,267     $61,941      $123,894     $252,625     $109,059     $184,715
   Product sales.................      1,282       2,072      11,347        25,536       49,717       19,963       35,762
        Total....................     11,044      17,339      73,288       149,430      302,342      129,022      220,477
Operating income.................      2,270       3,643      12,610        17,537       38,418       12,616       25,506
Interest expense.................        333         322         795           490        4,339        1,625        3,617
Net income (2)(3)................      1,177       2,146       8,143         9,226       20,630        6,732        1,874
Cash flow from
   operations....................      5,478       9,395      42,699        68,739      125,429       37,722       60,734
Cash used in investing
   activities....................      4,089       9,093     102,339       168,861      198,716       61,623      135,408
Cash (used) provided by
   financing activities..........      (793)       8,291      89,052        91,085       56,156      (1,382)       67,607
Pro Forma Statement of
   Operations and Other Data
   (4):
Pro Forma operating income.......     $1,796      $2,795      $9,745       $17,537      $38,418      $12,616     $ 25,506
Pro Forma net income (2)(3)......        892       1,647       6,277        11,786       20,630        6,732       13,198
EBITDAR (5)......................      6,195       9,686      41,736        90,129      179,633       74,961      127,807
Rent expense.....................      1,469       2,107       9,300        25,300       54,100       22,934       40,490
EBITDA (6).......................      4,726       7,579      32,436        64,829      125,533       52,027       87,317
Adjusted EBITDA (7)..............      2,201       4,474      17,875        31,516       57,740       22,612       38,023
Capital expenditures (net) (8)...      3,886       7,912      44,652       139,971      188,291       66,092      136,058
Ratio of Adjusted EBITDA to
   interest expense (9)..........
Ratio of total debt to Adjusted
   EBITDA........................
Ratio of net debt to Adjusted
   EBITDA........................
Selected Store Data:
Number of stores at beginning of
   period........................         10          15          25           113          305          305          551
Number of stores opened during
   period........................          5          10          33           122          250           77          110
Number of stores acquired during
   period........................          0           0          55            70            0            0            0
Number of stores closed during
   period........................          0           0           0             0          (4)            0            0
                                      ------     -------     -------      --------     --------     --------     --------
Number of stores at end of period
 .................................         15          25         113           305          551          382          661
Comparable store revenue                 27%         16%          7%            1%           7%           6%           5%
   increase (10).................

                                       7

                                                                                             As of June 30, 1997
                                                                                        -----------------------------
                                                                                          Actual      As Adjusted (1)
                                                                                        --------      ---------------
Balance Sheet Data:
Adjusted working capital (including rental inventory) (11)...........................   $191,189         $254,689
Total assets.........................................................................    521,389          591,389
Long-term debt (including current portion) (12)......................................    139,607          209,607
Shareholders' equity.................................................................    296,070          296,070

-----------

(1)  Adjusted to reflect the sale of $200 million principal amount of Old Notes
     (at an interest rate of 10.625% per annum), the receipt of the net proceeds therefrom and the repayment of $130.0 million of outstanding indebtedness under the Existing Credit Facility at June 30, 1997. See "Use of Proceeds" and "Description of Certain Other Indebtedness."

(2) For 1992 and 1993, includes a pro forma income tax provision (benefit) adjustment of $830,000 and ($140,000), respectively, to reflect the Company as a C corporation rather than an S corporation for federal and state income tax purposes for 1992 and for the period which commenced January 1, 1993 and ended July 18, 1993.

(3) Net income for the six months ended June 30, 1997 includes, and Pro Forma net income for the six months ended June 30, 1997 eliminates, a pre-tax charge of $18.9 million relating to the settlement of a securities class action lawsuit. See "Business-Legal Proceedings."

(4) Effective January 1, 1995, the Company changed its method of amortizing the cost of videocassette rental inventory. See Note 2 of Notes to Consolidated
     Financial Statements. The change in amortization method resulted in a charge to earnings in 1995 totaling $2.6 million, representing the cumulative effect as of January 1, 1995 if the new method had been applied retroactively to all videocassettes in service at that date. The Pro Forma amounts shown herein reflect the effect on operating income and net income had the new amortization method been in effect as of the beginning of each of the periods presented. As a result, Pro Forma results for 1995 do not include the charge of $2.6 million.

(5) EBITDAR represents EBITDA before rent expense. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.

(6)  EBITDA represents operating income before depreciation and amortization.
     Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.

(7)  Adjusted EBITDA represents EBITDA plus non-cash expenses that reduced
     EBITDA, minus 30% of rental revenue for such period after deducting from such 30% of rental revenue any cash charges associated with the acquisition of new release videocassettes. The non-cash expenses represent the cost of goods sold on previously viewed videocassettes (as derived from the Company's internal point of sale systems) and losses on inventory shrink.
     The Company believes 30% of rental revenue approximates amounts spent on purchase of new release videocassettes, which are capitalized. Adjusted
     EBITDA can be calculated from EBITDA as follows:


                                                          Year Ended
                                                      December 31, 1996
                                                      -----------------
                                                        (in millions)
         EBITDA                                           $   125.5
         Non-cash expenses                                      8.0
         30% of rental revenue                                (75.8)
         Associated cash charges                                0.0
                                                          ---------
         Adjusted EBITDA                                  $    57.7
                                                          =========

                                       8

     This measure of Adjusted EBITDA is used under the Indenture and the New
     Credit Facility. See "Description of Notes." Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to income from operations, net income or cash flows from operating activities as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.

(8) Includes capital expenditures related to growth in new stores, purchases of new release videocassettes for existing stores, expenditures to refurbish existing stores and other items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital
     Resources."

(9) For purposes of computing this ratio, interest expense excludes amortization of deferred financing costs.

(10) A store becomes comparable after it has been open and owned by the Company for one year. An acquired store converted to the Hollywood Video name and store design is removed from the comparable store base when the conversion process is initiated and returned one year after reopening.

(11) Videocassette rental inventories are accounted for as noncurrent assets under generally accepted accounting principles because they are not assets which are reasonably expected to be completely realized in cash or sold in the normal business cycle. The classification of these assets as noncurrent typically excludes them from the computation of working capital. The
     Company believes the inclusion of rental inventory in the computation of working capital is meaningful to an understanding of the Company because this inventory generates a substantial portion of the Company's revenue.
     See "Management's Discussion and Analysis of Financial Condition and
     Results of Operations-Liquidity and Capital Resources."

(12) Long-term debt includes borrowings under the Existing Credit Facility.

                           Forward-Looking Statements

     The information, including information concerning the Company's planned expansion and financial resources, set forth in "Summary" under the caption "The Company," in "Risk Factors" under the caption "Uncertain Ability To Achieve and Manage Planned Expansion," in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption "Liquidity and Capital Resources" and in "Business" under the captions "General," "Industry Overview-Video Retail Industry," "Expansion Strategy," "Decentralization and Creation of Zone Offices" and "Competition" includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and is subject to the safe harbor created by that section. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the captions "Liquidity and Capital Resources" and "General Economic Trends, Quarterly Results and Seasonality" and in "Business" under the caption "Competition."

                                  RISK FACTORS

     Holders of Old Notes should carefully consider the following risk factors, as well as all other information set forth in this Prospectus, before tendering their Old Notes in the Exchange Offer. The risk factors set forth below (other than "Consequences of Failure to Exchange Old Notes") are generally applicable to the Old Notes as well as the New Notes.

Consequences of Failure to Exchange Old Notes

     Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of the Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Holders of the Old Notes desiring to tender the Old Notes in exchange for New Notes, therefore, should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange Old Notes."

     Based on interpretations of the staff of the Commission, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or
(iii) a broker-dealer who acquired the Old Notes as a result of market-making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the New Notes are acquired in the ordinary course of the holder's business and that the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of the New Notes. The Company has not, however, sought its own no-action letter from the staff of the Commission. Although there has been no indication of any change in the staff's position, there is no assurance that the staff of the Commission would make a similar determination with respect to the resale of the New Notes. Any holder that cannot rely upon these prior staff interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless the sale is made pursuant to an exemption from these requirements. See "The Exchange Offer -- Consequences of Failure to Exchange Old Notes."

Leverage; Incurrence of Additional Senior Indebtedness

     Upon completion of the offering of the Old Notes, the Company had significant amounts of outstanding indebtedness and interest cost. The Company's level of indebtedness presents risks to investors, including the possibility that the Company may be unable to generate cash sufficient to pay the principal of and interest on the indebtedness when due. At June 30, 1997, on a pro forma basis after giving effect to the offering of Old Notes and the repayment of amounts outstanding under the Existing Credit Facility, the Company would have had total indebtedness of $209.6 million. In addition, under the New Credit Facility, the Company is able to borrow up to an additional $300 million.

     The Company's ability to make principal and interest payments on the Notes will be dependent on the Company's future operating performance, which is itself dependent on a number of factors, many of which are out of the Company's control. These factors include prevailing economic conditions and financial, competitive, regulatory and other factors affecting the Company's business and operations, and may be dependent on the availability of borrowings under the New Credit Facility or other borrowings. Although the Company believes, based on current levels of operations, its cash flow from operations, together with other sources of liquidity, will be adequate to make required payments of principal and interest on its debt (including the Notes), whether at or prior to maturity, finance anticipated capital expenditures and fund working capital requirements, there is no assurance in this regard. If the Company does not have sufficient available resources to repay any indebtedness under the New Credit Facility (or other indebtedness the Company may incur) when it becomes due and payable, the Company may find it necessary to refinance such indebtedness, and there is no assurance that refinancing will be available, or available on reasonable terms.

     Additionally, the Company's level of indebtedness could have a material adverse effect on the Company's future operating performance, including, but not limited to, the following: (i) a significant portion of the Company's cash flow from operations will be dedicated to debt service payments, thereby reducing the funds available to the Company for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes or other purposes may be impaired; (iii) the Company's leverage may place the Company at a competitive disadvantage; (iv) the Company's leverage may limit its ability to expand and otherwise meet its growth objectives; and (v) the Company's leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business. See "Description of Notes."

Subordination

     The Notes are general unsecured obligations of the Company and will be subordinate in right of payment to all Senior Indebtedness, including all indebtedness under the New Credit Facility. As of June 30, 1997, on a pro forma basis after giving effect to the sale of the Old Notes and the application of the net proceeds therefrom, the Company would have had $9.6 million of Senior Indebtedness outstanding. In addition, any borrowings under the $300 million New Credit Facility will be Senior Indebtedness. The Indenture permits the Company and (under limited circumstances) its subsidiaries to incur additional Senior Indebtedness, subject to certain limitations, and the Company expects from time to time to incur additional indebtedness, including Senior Indebtedness, subject to such limitations. By reason of the subordination provisions of the Indenture, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company, the lenders under the New Credit Facility and other creditors who are holders of Senior Indebtedness, as well as creditors with secured obligations that are not defined as Indebtedness under the Indenture, must be paid in full before payment of amounts due on the Notes. Accordingly, there may be insufficient assets remaining after such payments to pay amounts due on the Notes.

     In addition, the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the Notes, or purchase, redeem or otherwise retire the Notes, or make any deposit pursuant to defeasance provisions for the Notes, if Designated Senior Indebtedness (as such term is defined in the Indenture) is not paid when due, unless such default is cured or waived or has ceased to exist or such Designated Senior Indebtedness has been repaid in full. Under certain circumstances, no payments may be made for a specified period with respect to the principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Notes if a default, other than a payment default, exists with respect to Designated Senior Indebtedness, including indebtedness under the New Credit Facility, unless such default is cured, waived or has ceased to exist or such indebtedness has been repaid in full. See "Description of Notes-Subordination." If any Event of Default occurs and is continuing, the Trustee (as defined herein) or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Such a continuing Event of Default, however, also would permit the acceleration of all outstanding obligations under the New Credit Facility. In such an event, the subordination provisions of the Indenture would prohibit any payments to Holders of the Notes unless and until such obligations (and any other accelerated Senior Indebtedness) have been repaid in full. See "Description of Notes-Subordination" and "-Defaults."

Obligations in the Event of a Change of Control; Restrictions on Repurchase of Notes

     Upon the occurrence of a Change of Control, the Company may be required to purchase all or a portion of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. Prior to commencing such an offer to purchase, the Company may be required to (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Notes, including under the New Credit Facility, or (ii) obtain any consent required to make the repurchase. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, the Company will be unable to offer to purchase the Notes and that failure will constitute an Event of Default under the Indenture. There is no assurance that the Company will have sufficient funds available at the time of any Change of Control to repurchase the Notes. The events that require a repurchase upon a Change of Control under the Indenture may also constitute events of default under the New Credit Facility or subsequently incurred indebtedness of the Company. See "Description of Notes-Change of Control."

Uncertain Ability To Achieve and Manage Planned Expansion

     The Company's future performance will depend on its ability to open new stores and to operate these stores profitably. The Company has grown from 25 stores in two states at the end of 1993 to 661 stores in 33 states at June 30, 1997. The Company opened 110 new stores in the six months ended June 30, 1997 and plans to open approximately 240 new stores in the second half of 1997 and approximately 400 new stores in 1998. Although the Company has identified all sites for the balance of the 350 planned store openings in 1997 and has signed leases for most of these locations, it has not yet specifically identified most sites for the 1998 openings. The Company will continue to open stores in markets where it has limited or no operating history. Additionally, the Company has been decreasing the size of its acceptable trade areas primarily through the increased opening of stores in small markets with populations under 40,000 people. The Company has a limited operating history in these smaller markets and may experience lower than anticipated revenue and operating results. The Company's expansion is dependent on a number of factors, including its ability to hire, train and assimilate management and store-level employees, the adequacy of the Company's financial resources and the Company's ability to identify and successfully compete in new markets, to locate suitable store sites and negotiate acceptable lease terms and to adapt its purchasing, management information and other systems to accommodate expanded operations.

     The Company believes the amounts available for borrowing under the New Credit Facility and the proceeds from the sale of the Old Notes will be sufficient to fund its expansion through at least 1999. The Company's expansion, however, is also dependent on the timely fulfillment by landlords and others of their contractual obligations to the Company, the maintenance of construction schedules and the speed at which local zoning and construction permits can be obtained. There is no assurance that the Company will be able to achieve its planned expansion or that expansion will be profitable. There is also no assurance that the Company's new stores will achieve sales and profitability comparable to the Company's existing stores.

     The size of the Company's store base and the geographic scope of its operations have expanded significantly over the last several years. This expansion has placed and is expected to continue to place increasing pressure on the Company's operating and management controls. The Company has hired a significant number of additional senior management and other personnel to manage this larger store base and has reorganized its operations into four geographic zones, each of which is managed by a senior officer with responsibility for store operations and new store development in the zone. This operating structure is in the early stages of implementation, and there is no assurance it will be effective for managing the Company's expanding operations. In addition, to manage its larger store base and planned expansion, the Company will need to continually evaluate the adequacy of its financial controls, management information systems and distribution facilities. There is no assurance that the Company will adequately anticipate or respond to all of the changing demands that its planned expansion will impose on its infrastructure. See "Business-Expansion Strategy" and "-Decentralization and Creation of Zone Offices."

Dependence on Key Personnel; Recent Management Additions

     The Company's future performance depends on the continued contributions of certain key management personnel, including Mark J. Wattles, its founder, Chief Executive Officer and principal shareholder. To support its planned expansion, the Company has added a substantial number of senior management personnel. There is no assurance that the Company will retain these new members of management or that they will be able to successfully manage the Company's existing operations or achieve its expansion plans. The Company's continued growth and profitability also depend on its ability to attract and retain other management personnel, including additional senior management and qualified store managers. See "Management."

Competition and Technological Obsolescence

     The video retail industry is highly competitive. The Company competes with other local, regional and national video retail stores, including the Blockbuster Entertainment division of Viacom, Inc. ("Blockbuster"), the dominant video retailer in the U.S., and with supermarkets, pharmacies, convenience stores, bookstores, mass merchants, mail order operations and other retailers, as well as with noncommercial sources such as libraries. According to the Video Software Dealers Association, in 1996 there were approximately 27,000 video specialty stores in the U.S. The Company believes approximately 7,200 of these stores were video retail superstores. Some of the Company's competitors have significantly greater financial and marketing resources, market share and name recognition than the Company. Substantially all of the Company's stores compete with stores operated by Blockbuster, most in very close proximity. As a result of direct competition with Blockbuster, rental pricing of videocassettes may become a more significant competitive factor in the Company's business, which could have an adverse impact on the results of operations of the Company.

     The Company also competes with cable, satellite and pay-per-view cable television systems, in which subscribers pay a fee to see a movie selected by the subscriber. Existing pay-per-view services offer a limited number of channels and movies and are available only to households with a direct broadcast satellite receiver or a cable converter to unscramble incoming signals. Digital compression technology and other developing technologies are expected eventually to permit cable companies, direct broadcast satellite companies, telephone companies and other telecommunications companies to transmit a much greater number of movies to homes at more frequently scheduled intervals throughout the day on demand. Certain cable and other telecommunications companies have tested and are continuing to test movie on demand services in some markets. Technological advances or changes in the manner in which movies are marketed, including in particular the earlier release of movie titles to pay-per-view, including direct broadcast satellite, cable television or other distribution channels, could make these technologies more attractive and economical, which could have a material adverse effect on the business of the Company. See "Business-Industry Overview-Video Retail Industry" and "-Competition."

Fluctuations in Future Operating Results

     Future operating results may be affected by many factors, including variations in the number and timing of store openings, the performance of new or acquired stores, the quality and number of new release titles available for rental and sale and the expense associated with the acquisition of new release titles, acquisition by the Company of existing video stores, changes in comparable store revenue, additional and existing competition, marketing programs, weather, special or unusual events, seasonality and other factors that may affect retailers in general. In addition, any concentration of new store openings and the related new store pre-opening costs near the end of a fiscal quarter could have an adverse effect on the financial results for that quarter and could, in certain circumstances, lead to fluctuations in quarterly financial results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-General" and "-General Economic Trends, Quarterly Results and Seasonality."

Control by Principal Shareholder

     The Company's founder, Mark J. Wattles, at June 30, 1997 beneficially owned approximately 30% of the outstanding Common Stock. As a result, he may be able effectively to control all matters requiring approval by the shareholders of the Company, including the election of directors.

Lack of Public Market for the Notes; Volatility

     The Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The New Notes will be new securities, and there is no existing trading market for the New Notes. Accordingly, there is no assurance regarding the future development of a trading market for the New Notes or the ability of the holders, or the price at which such holders may be able, to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than the exchange tender price of the Old Notes. Prevailing market prices from time to time will depend on many factors, including then existing interest rates, the Company's operating results and cash flow and the market for similar securities. Consequently, even if a trading market for the New Notes does develop, there is no assurance as to the liquidity of that market. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or in the over-the-counter market.

     In addition, the liquidity of, and trading markets for, the New Notes may be adversely affected by declines in the market for high-yield securities generally. Such a decline may adversely affect liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of the New Notes offered pursuant to the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical in all respects to the New Notes except for certain transfer restrictions and registration rights. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

     The net proceeds to the Company from the sale of the Old Notes were approximately $193.5 million, after deduction of discounts, commissions and offering expenses. The Company used the net proceeds in part to repay the amounts outstanding under the Existing Credit Facility and the remainder will be used to fund expansion and for working capital and other general corporate purposes.

                             SELECTED FINANCIAL DATA

     The selected statement of operations, cash flow and balance sheet data presented below for each of the years in the three-year period ended December 31, 1996 and as of December 31, 1995 and 1996 have been derived from the audited financial statements of the Company incorporated by reference into this Prospectus. The selected statement of operations, cash flow and balance sheet data presented below as of December 31, 1992, 1993 and 1994 and for each of the years in the two-year period ended December 31, 1993 have been derived from the audited financial statements of the Company not incorporated by reference into this Prospectus. The selected statement of operations, cash flow and balance sheet data for the six months ended June 30, 1996 and 1997 and as of June 30, 1997 have been derived from the unaudited financial statements of the Company incorporated by reference into this Prospectus. In the opinion of management of the Company, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997 or for any future period. This data should be read in conjunction with the financial statements, pro forma financial statements, related notes and other financial information included elsewhere in this Prospectus or incorporated by reference herein.

                                                                                                                Six Months Ended
                                                              Year Ended December 31,                               June 30,
                                             ----------------------------------------------------------     ----------------------
                                                1992         1993        1994         1995         1996         1996         1997
                                             -------      -------     -------     --------     --------     --------      --------
                                                       (In thousands, except per share, other operating and ratio data)
Statement of Operations Data:
   Revenue:
      Rental..............................    $9,762      $15,267     $61,941     $123,894     $252,625     $109,059      $184,715
      Product sales.......................     1,282        2,072      11,347       25,536       49,717       19,963        35,762
        Total.............................   $11,044      $17,339     $73,288     $149,430     $302,342     $129,022      $220,477
   Operating income.......................    $2,270       $3,643     $12,610      $17,537      $38,418      $12,616       $25,506
   Income before cumulative effect of a
      change in accounting principle (1)(2)   $1,177       $2,146      $8,143      $11,786      $20,630       $6,732        $1,874
   Cumulative effect of a change in
      accounting principle (3)............         -            -           -       (2,560)     -             -             -
   Net income (1)(2)......................    $1,177       $2,146      $8,143       $9,226      $20,630       $6,732        $1,874
   Net income per share (1)(2):
      Net income per share before
        cumulative effect of a change in
        accounting principle..............     $0.09        $0.14       $0.32        $0.36        $0.59        $0.19         $0.05
      Cumulative effect per share of a
        change in accounting principle....         -            -           -        (0.08)     -             -             -
      Net income (loss) per share.........     $0.09        $0.14       $0.32        $0.28        $0.59        $0.19         $0.05
   Shares used in per share calculations..    12,936       15,357      25,578       32,962       35,159       34,916        37,465

                                       16

Pro forma earnings per share (4):
   Basic..................................     $0.09        $0.14       $0.33        $0.28        $0.60        $0.20         $0.05
   Diluted................................      0.09         0.14        0.32         0.28         0.59         0.19          0.05

Cash Flow Data:
   Cash provided by operating
      activities..........................    $5,478       $9,395     $42,699      $68,739     $125,429      $37,722       $60,734
   Cash used in investing activities......     4,089        9,093     102,339      168,861      198,716       61,623       135,408
   Cash (used) provided by
      financing activities................     (793)        8,291      89,052       91,085       56,156      (1,382)        67,607


Pro Forma Statement of Operations Data:
   Pro forma operating income (3).........    $1,796       $2,795      $9,745      $17,537      $38,418      $12,616       $25,506
   Pro forma net income (1)(2)(3).........       892        1,647       6,277       11,786       20,630        6,732        13,198
   Pro forma net income per share (1)(2)(3)    $0.07        $0.11       $0.25        $0.36        $0.59        $0.19         $0.05
   Shares used in per share calculations..    12,936       15,357      25,578       32,962       35,159       34,916        37,465

Other Operating Data:
   Number of stores at end of period......        15           25         113          305          551          382           661
   Comparable store revenue increase (5)..       27%          16%          7%           1%           7%           6%            5%

Other Financial Data:
   EBITDAR (6)............................    $6,195       $9,686     $41,736      $90,129     $179,633      $74,961      $127,807
   Rent expense...........................     1,469        2,107       9,300       25,300       54,100       22,934        40,490
   EBITDA (as defined) (7)................     4,726        7,579      32,436       64,829      125,533       52,027        87,317
   Adjusted EBITDA (8)....................     2,201        4,474      17,875       31,516       57,740       22,612        38,023
   Capital expenditures, net..............     3,886        7,912      44,652      139,971      188,291       66,092       136,058
   Ratio of earnings to fixed charges (9).     3.38x        4.33x       4.21x        3.09x        2.48x        2.18x         1.17x
   Ratio of earnings to fixed charges as
      adjusted (10).......................                                                        1.43x                       (10)

                                                                      December 31,
                                                 -------------------------------------------------------------
                                                   1992        1993          1994          1995           1996      June 30, 1997
                                                 ------      ------       -------       -------        -------      -------------
                                                                     (in thousands)
Balance Sheet Data:
   Cash and cash equivalents..................   $1,013      $9,606       $39,017       $29,980        $12,849          $   5,782
   Total assets...............................    7,475      22,791       142,861       334,660        449,783            521,389
   Long-term debt (including current portion).    1,873       2,399         3,505         7,971         82,361            139,607
   Mandatorily redeemable common stock........        -           -             -        54,250              -                  -
   Shareholders' equity.......................    2,282      13,303       110,765       217,783        274,703            296,070

-----------

(1) For 1992 and 1993, includes a pro forma income tax provision (benefit) adjustment of $830,000 and ($140,000), respectively, to reflect the Company as a C corporation rather than an S corporation for federal and state income tax purposes for 1992 and for the period which commenced January 1, 1993 and ended July 18, 1993.

(2) Net income for the six months ended June 30, 1997 includes, and Pro Forma net income for the six months ended June 30, 1997 eliminates, a pre-tax charge of $18.9 million relating to the settlement of a securities class action lawsuit. See "Business-Legal Proceedings."

(3) Effective January 1, 1995, the Company changed its method of amortizing the cost of videocassette rental inventory. See Note 2 of Notes to Consolidated
     Financial Statements of Hollywood Entertainment Corporation. The change in amortization method resulted in a charge to earnings in 1995 totaling $2.6 million, representing the cumulative effect as of January 1, 1995 if the new method had been applied retroactively to all videocassettes in service at that date. The Pro Forma amounts shown herein reflect the effect on operating income, net income and net income

                                       17

     per share had the new amortization method been in effect as of the beginning of each of the periods presented. As a result, Pro Forma results for 1995 do not include the charge of $2.6 million.

(4) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS
     128"). Accordingly, Pro Forma earnings per share have been presented in accordance with SFAS 128 with regard to net income.

(5) A store becomes comparable after it has been open and owned by the Company for one year. An acquired store converted to the Hollywood Video name and store design is removed from the comparable store base when the conversion process is initiated and returned one year after reopening.

(6) EBITDAR represents EBITDA before rent expense. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.

(7)  EBITDA represents operating income before depreciation and amortization.
     Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.

(8)  Adjusted EBITDA represents EBITDA plus non-cash expenses that reduced
     EBITDA, minus 30% of rental revenue for such period after deducting from such 30% of rental revenue any cash charges associated with the acquisition of new release videocassettes. The non-cash expenses represent the cost of goods sold on previously viewed videocassettes (as derived from the Company's internal point of sale systems) and losses on inventory shrink.
     The Company believes 30% of rental revenue approximates amounts spent on purchase of new release videocassettes, which are capitalized. Adjusted
     EBITDA can be calculated from EBITDA as follows:

                                                       Year Ended
                                                   December 31, 1996
                                                   -----------------
                                                     (in millions)
          EBITDA                                     $      125.5
          Non-cash expenses                                   8.0
          30% of rental revenue                             (75.8)
          Associated cash charges                             0.0
                                                     ------------
          Adjusted EBITDA                            $       57.7
                                                     ============

     This measure of Adjusted EBITDA is used under the Indenture and the New
     Credit Facility. See "Description of Notes." Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to income from operations, net income or cash flows from operating activities as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.

(9) For purposes of computing this ratio, fixed charges consist of interest expense, including amounts capitalized and the amortization of deferred financing fees, and that portion of rental expense that management deems to be a reasonable approximation of interest costs. For the six months ended
     June 30, 1997, the ratio of earnings to fixed charges for such period would have been 2.2x, excluding the effect of a pre-tax charge of $18.9 million relating to the settlement of a securities class action lawsuit.

(10) The ratio of earnings to fixed charges as adjusted reflects adjustments to interest expense to eliminate historical interest expense due to the partial use of the proceeds of the Notes to extinguish outstanding borrowings and to reflect interest expense related to the Notes as if the Notes had been issued at the beginning of the respective period presented.
     For the six months ended June 30, 1997, earnings as adjusted were inadequate to cover fixed charges by $4.2 million; however, the ratio of earnings to fixed charges for such period would have been 1.6x, excluding the effect of a pre-tax charge of $18.9 million relating to the settlement of a securities class action lawsuit.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Hollywood Entertainment opened its first video superstore in October 1988 and had expanded to 551 stores in 29 states at the end of 1996 and to 661 stores in 33 states at June 30, 1997. The Company's revenue growth has been accomplished through a combination of new store openings, strategic acquisitions and, to a lesser extent, comparable store revenue increases. Store activity for the last three and one-half years is summarized as follows:

                                                 Open                                         Open
                                             at Beginning                                    at End
                                               of Period     Opened   Closed    Acquired    of Period
                                             ------------    ------   ------    --------    ---------
1994.........................................     25           33        0         55          113
1995.........................................     113         122        0         70          305
1996.........................................     305         250        4         0           551
1997 (through June 30).......................     551         110        0         0           661

     The Company plans to open approximately 240 stores in the second half of 1997 and approximately 400 new stores in 1998. The Company's results are impacted by the timing of, and costs incurred in connection with, new store openings. New Hollywood Video stores typically experience lower revenue volume in the first year of operation than do mature stores. Because a portion of store-level operating expenses is fixed, new stores generally have lower operating margins in their first year of operation. In addition, pre-opening expenses are charged to earnings in the first full month of a store's operation. Therefore, the addition of a significant number of new stores to the Company's existing store base has had, and is expected to continue to have, at least in the near term, an adverse impact on the Company's operating margins.

Results of Operations

     The following table sets forth, for the periods indicated, (i) selected statement of operations data expressed as a percentage of total revenue and (ii) the number of stores open at the end of each such period.

                                                                                             Six Months Ended
                                                               Year Ended December 31,           June 30,
                                                                 1994      1995       1996      1996       1997
                                                                -----     -----      -----     -----      -----
Revenue:
   Rental..................................................     84.5%     82.9%      83.6%     84.5%      83.8%
   Product sales...........................................      15.5      17.1       16.4      15.5       16.2
                                                                -----     -----      -----     -----      -----
                                                                100.0     100.0      100.0     100.0      100.0
                                                                -----     -----      -----     -----      -----
Operating costs and expenses:
   Cost of product sales...................................       9.9       9.9       10.2       9.4       10.2
   Operating and selling...................................      64.6      70.6       69.1      71.9       71.3
   General and administrative..............................       6.0       5.3        6.0       6.6        5.5
   Amortization of intangibles.............................       2.3       2.5        2.0       2.3        1.4

                                       19

                                                                -----     -----      -----     -----      -----
                                                                 82.8      88.3       87.3      90.2       88.4
                                                                -----     -----      -----     -----      -----
Operating income...........................................      17.2      11.7       12.7       9.8       11.6
Interest (expense) income, net.............................      (0.2)      0.8       (1.4)     (1.2)      (1.6)
Litigation settlement (1)..................................         -         -          -         -       (8.6)
                                                                -----     -----      -----     -----      -----
Income before income taxes and cumulative effect of a
  change in accounting principle...........................      17.0      12.5       11.3       8.6        1.4
Provision (benefit) for income tax.........................       5.9       4.6        4.5       3.4        0.6
                                                                -----     -----      -----     -----      -----
Income before cumulative effect of a change in
  accounting principle.....................................      11.1       7.9        6.8       5.2        0.8
Cumulative effect of a change in accounting principle (2)..         -      (1.7)         -         -          -
                                                                -----     -----      -----     -----      -----
Net income.................................................     11.1%      6.2%       6.8%      5.2%       0.8%
                                                                =====     =====      =====     =====      =====
Pro forma net income assuming new accounting principle
   is applied retroactively and excluding litigation
   settlement (1)(2).......................................      8.6%      7.9%       6.8%      5.2%       6.0%
                                                                -----     -----      -----     -----      -----
Number of stores at end of period..........................       113       305        551       382        661
                                                                =====     =====      =====     =====      =====

-----------

(1) Pro forma net income for the six months ended June 30, 1997 excludes the effect of a pre-tax charge of $18.9 million relating to the settlement of a securities class action lawsuit. See "Business-Legal Proceedings."

(2) Effective January 1, 1995, the Company changed its method of amortizing the cost of videocassette rental inventory as discussed in Note 2 of Notes to Consolidated Financial Statements. The change in amortization method resulted in a charge to earnings in 1995 totaling $2.6 million, representing the cumulative effect as of January 1, 1995 as if the new method had been applied retroactively to all videocassettes in service as of that date. The pro forma amounts shown herein reflect the impact to net income had the new amortization method been in effect as of the beginning of each of the periods presented. As a result, pro forma results for 1995 do not include the charge of $2.6 million.

Six Months Ended June  30, 1997 Compared to Six Months Ended June 30, 1996

Revenue

     Revenue increased $91.5 million, or 71%, in the six months ended June 30, 1997 compared to six months ended June 30, 1996 primarily due to the increase in the number of stores operated by the Company. During the six months ended June 30, 1997, the Company added 110 new stores, ending the period with 661 stores in 33 states compared to 382 stores in 25 states at the end of the corresponding period in 1996. Revenues were also favorably impacted by a 5% increase in comparable store revenue. The Company's pricing of videocassette rentals and merchandise for sale has not changed significantly compared to the six months ended June 30, 1996.

Operating Costs and Expenses:

     Cost of Product Sales

     The cost of product sales as a percentage of product sales increased from 61.0% in the six months ended June 30, 1996 quarters to 62.7% in the six months ended June 30, 1997. The Company's gross margin on product sales is affected by the proportion of hit sell-through titles since the hit titles generally have a lower gross margin markup. The Company's gross margin was negatively impacted due to the Company selling more of the hit sell-through titles in the six months ended June 30, 1997 as compared to the corresponding period of the prior year.

     Operating and Selling

     Operating expenses, which principally consist of all store expenses including payroll, occupancy, advertising, depreciation and rental revenue sharing, decreased as a percentage of total revenue to 71.3% for the six months ended June 30, 1997, compared to 71.9% for the same period last year. The decrease in operating expenses was primarily due to the emphasis by the Company on reducing operating costs incurred at the stores.

     Depreciation expense combined with rental revenue sharing costs was 26.8% of total revenue for the six months ended June 30, 1997 compared to 28.6% for the same period in 1996. The combined decrease was primarily due to the Company's decision to lease, rather than purchase, certain furniture, fixtures and equipment during 1996. (The costs related to the leasing of furniture, fixtures and equipment is contained in other operating expenses.) Also, improved budget procedures in the purchase of new release videocassettes for existing stores and lower revenue sharing expense caused a decrease in the combined cost for the current period. All other operating and selling expenses accounted for the remaining change in costs as a percentage of total revenue in the six months ended June 30, 1997 compared to the same period last year.

     General and Administrative

     General and administrative expenses increased from $8.5 million or 6.6% of total revenue for the six months ended June 30, 1996 to $12.2 million, or 5.5% of total revenue for the six months ended June 30, 1997. The dollar increase was primarily due to the cost of managing additional stores and the ongoing staffing of the Company's corporate and regional zone offices. The Company continues to expect general and administrative expenses to decrease as a percentage of sales.

     Amortization of Intangibles

     Amortization of intangibles increased slightly from $3.0 million, or 2.3% of total revenue, for the six months ended June 30, 1996 to $3.1 million, or 1.4% of total revenue, for the six months ended June 30, 1997.

Interest Expense

     Interest expense increased from $1.6 million for the six months ended June 30, 1996 to $3.6 million for the six months ended June 30, 1997. This increase was primarily attributable to the Company's higher level of borrowing under its revolving line of credit in the current year first two quarters compared to the corresponding period of the prior year.

Litigation Settlement

     The Company recorded a $18.9 million charge in the six months ended June 30, 1997 relating to the settlement of class action litigation. The charge consists of $15.0 million in damages and $3.9 million in expenses relating to the settlement.

Income Taxes

     The effective tax rate for the Company was 40% for both the six months ended June 30, 1997 and the six months ended June 30, 1996.

1996 Compared to 1995

Revenue

     Revenue for 1996 increased $152.9 million, or 102%, to $302.3 million compared to $149.4 million for 1995. The increase in revenue was primarily the result of new store expansion. During 1996, the Company increased the number of superstores operated by 246, ending the period with 551 superstores, compared to 305 superstores at the end of 1995. Comparable store revenue increased 7% for 1996.

     Product sales as a percentage of total revenue decreased to 16.4% for 1996 from 17.1% for 1995. Product sales have decreased as the Company has de-emphasized the sale of certain movie accessories.

Operating Costs and Expenses:

     Cost of Product Sales

     The cost of product sales as a percentage of product sales increased from 57.8% for 1995 to 61.8% for 1996. The gross margin on product sales has decreased as the Company has de-emphasized the sale of certain high gross margin movie accessories. The Company believes the operating costs associated with maintaining those products offset the higher gross margins that they generated.

     Operating and Selling

     Operating expenses, which principally consist of all store expenses, including payroll, occupancy, advertising and depreciation decreased as a percentage of total revenue to 69.1% for 1996, compared to 70.6% for 1995. The decrease was due to the implementation of improved budgeting procedures in the purchase of new releases for existing stores. Depreciation expense was 27.0% of total revenue for 1996, compared to 29.6% for 1995. Other operating and selling expenses increased as a percentage of total revenue primarily due to lower average revenue per store, resulting from the addition during 1995 and 1996 of a large number of new stores, which have lower revenue per store than mature Hollywood Video stores.

     General and Administrative

     General and administrative expenses increased from $7.9 million, or 5.3% of total revenue, for 1995 to $18.3 million, or 6.0% of total revenue, for 1996. The percentage increase is primarily attributable to the cost associated with establishing and staffing the Company's new regional zone offices.

     Amortization of Intangibles

     Amortization of intangibles increased from $3.8 million, or 2.5% of total revenue, for 1995 to $6.0 million, or 2.0% of total revenue, for 1996. The dollar increase in 1996 was attributable to the inclusion of the amortization of intangible assets arising from the Title Wave and Video Watch acquisitions for the year, while only partially included in 1995.

Interest (Expense) Income, Net

     Net interest (expense) income decreased from $1.1 million for 1995 to ($4.1 million) for 1996. This change was primarily attributable to the Company's higher level of borrowing under its revolving bank line of credit and a decrease in interest earned on cash investments for 1996 compared to 1995.

Income Taxes

     The Company's effective tax rate increased from 36.8% of income before income taxes for 1995 to 39.8% for 1996 due to increased operations in states with higher income tax rates in 1996 compared to 1995 and a decrease in tax-exempt interest income.

1995 Compared to 1994

Revenue

     Revenue for 1995 increased $76.1 million, or 104%, to $149.4 million from $73.3 million for 1994. Comparable store revenue increased 1%. During the year, the Company opened 122 new stores and acquired 70 stores, including 42 stores purchased in August 1995 operating under the name "Video Watch" and 12 stores purchased during March 1995 from Title Wave Stores, Inc.

     The Company believes comparable store revenue was negatively impacted by lower revenue from the rental and sale of video games, lower revenue at stores acquired during 1994 prior to conversion to the Hollywood Video name and store design and an uneven and therefore less favorable distribution of new release "hit" movies during 1995 compared to 1994.

     Product sales as a percentage of total revenue increased to 17.1% for 1995 compared to 15.5% during 1994. The increase in product sales as a percentage of revenue was due to improved merchandising techniques and higher per store product inventory levels.

     The Company's pricing of videocassettes for rental and for sale merchandise did not change significantly compared to 1994.

Operating Costs and Expenses:

     Cost of Product Sales

     The cost of product sales decreased as a percentage of product sales from 63.9% in 1994 to 57.8% for 1995. The gross margin on product sales increased in 1995 compared to 1994 due to expanded offerings of merchandise with higher gross margins.

     Operating and Selling

     Operating and selling expenses, which consist of all store expenses including payroll, occupancy, advertising, depreciation and rental revenue sharing expense, increased as a percentage of total revenue to 70.6% in 1995 compared to 64.6% in 1994. Operating and selling expenses increased as a percentage of total revenue primarily due to lower average revenue per store, resulting primarily from the addition during 1995 of a large number of new and acquired stores which have lower revenue per store than mature Hollywood Video stores.

     Depreciation expense, including revenue sharing expense, was 29.6% of total revenue in 1995 compared to 27.9% in 1994. The increase was primarily due to a change in the Company's method of depreciating videocassette rental inventory effective January 1, 1995.

     General and Administrative

     General and administrative expenses, which principally consist of corporate overhead, decreased from 6.0% of total revenue for 1994 to 5.3% for 1995. The decrease in expenses as a percentage of revenue was due to the Company's ability to increase revenue without proportionally increasing corporate overhead expenses.

     Amortization of Intangibles

     Amortization of intangibles increased from $1.7 million, or 2.3% of total revenue, during 1994 to $3.8 million, or 2.5% of total revenue, during 1995. The dollar increase was primarily attributable to the amortization of intangible assets arising from the Title Wave, Video Watch and other store acquisitions in 1995.

Interest (Expense) Income, Net

     Net interest expense was $0.1 million, or 0.2% of total revenue, in 1994 while net interest income was $1.1 million, or 0.8% of total revenue, in 1995. The change in net interest was primarily due to the receipt of the net proceeds of the Company's public stock offering completed in July 1995, resulting in a decrease in average debt outstanding and an increase in interest earned on cash investments.

Income Taxes

     The Company's effective tax rate for 1995 was 36.8%, compared to 34.9% in 1994. The increase in 1995 was due to a higher federal statutory rate and a higher aggregate state tax rate, partially offset by higher tax exempt interest income.

Liquidity and Capital Resources

     The Company's principal capital requirements are for opening new stores, the purchase of new release rental inventory and the possible acquisition of existing stores. The Company has funded its operations primarily through cash from operations, the proceeds of five public equity offerings and one non-public debt offering, loans under the Company's revolving bank line of credit, trade credit and equipment leases.

     At June 30, 1997, the Company had cash and cash equivalents of approximately $5.8 million and working capital of $8.4 million. Videocassette rental inventories are accounted for as noncurrent assets under generally accepted accounting principles because they are not assets which are reasonably expected to be completely realized in cash or sold in the normal business cycle. Although the rental of this inventory generates a substantial portion of the Company's revenue, the classification of these assets as noncurrent excludes them from the computation of working capital. The acquisition cost of videocassette rental inventories, however, is reported as a current liability until paid and, accordingly, included in the computation of working capital. Consequently, the Company believes working capital is not as significant a measure of financial condition for companies in the video retail industry as it is for companies in other industries. Because of the accounting treatment of videocassette rental inventory as a noncurrent asset, the Company may, from time to time, operate with a working capital deficit.

     Net cash provided by operating activities was $60.7 million during the six months ended June 30, 1997 compared to $37.7 million for the same period last year. The increase in cash provided by operations was primarily due to higher depreciation and amortization expenses and the accrual of warrants and expenses relating to the settlement of class action litigation. These increases were offset by decreases in deferred income taxes, accounts payable and income taxes payable.

     Cash used in investing activities was $135.4 million for the six months ended June 30, 1997 compared to $61.6 million for the same period last year. During the six months ended June 30, 1997, cash used in investing activities consisted primarily of purchases of videocassette rental inventory for new and existing stores totaling $87.5 million, capital expenditures totaling $48.6 million offset by a reduction in construction and other receivables totaling $2.0 million. Capital expenditures primarily included the costs to open new stores, remodel certain existing stores and enhance information systems.

     Cash provided by financing activities for the six months ended June 30, 1997 totaled $67.6 million and included additional proceeds of $4.7 million from the exercise in January 1997 of the overallotment option for the Company's equity offering in December 1996. In addition, the Company received $10.0 million under long-term capital lease agreements. Also included are tax benefit and proceeds from the exercise of stock options totaling $2.3 million and $3.4 million, respectively. The Company repaid $0.8 million of long-term debt. Additional borrowings under the Company's revolving bank line of credit were $48.0 million during the period.

     Net cash provided by operating activities was $125.4 million for 1996 compared to $68.7 million for 1995. The increase in cash provided by operations was primarily due to higher net income from operations and higher depreciation and amortization expenses, partially offset by an increase in merchandise inventories.

     Cash used in investing activities was $198.7 million for 1996 compared to $168.9 million for 1995. For 1996, cash used in investing activities consisted primarily of net purchases of videocassette rental inventory for new and existing stores totaling $124.3 million and capital expenditures and related increases in landlord receivables totaling $73.7 million.

     The Company's capital expenditures include both those related to the growth of its business and those related to maintenance. Growth capital expenditures include primarily the costs to open new stores. Maintenance capital expenditures relate to existing stores and include purchases of new release videocassettes and funds for refurbishment. The Company estimates that its purchases of new release videocassettes approximate 30% of rental revenue, and, for purposes of the data set forth in "Summary Financial Operating Data," such purchases have been deducted from EBITDA to calculate Adjusted EBITDA. Refurbishment expenditures for existing stores are generally low because most store maintenance (such as cleaning, painting and repair) is included in operating expenses as incurred and because of the young average age of the company's stores (16 months at June 30, 1997). For 1996, capitalized refurbishment expenditures for existing stores was approximately $2.3 million. The Company anticipates such expenditures will be somewhat higher for 1997 as the Company completes the conversion of certain acquired stores. Annual capitalized refurbishment expenditures are expected to remain generally modest in the near term.

     Cash provided by financing activities for 1996 totaled $56.2 million and included a cash reduction due to the repurchase of all of the shares issued in connection with the Video Watch acquisition for aggregate consideration of $54.3 million, the repayment of $7.6 million of long-term debt, borrowings on the line of credit of $82.0 million, and net proceeds from the Company's fifth equity offering of $34.7 million.

     At December 31, 1996, the Company had a $100 million revolving credit agreement with a syndicate of banks. In February 1997, the Company amended and restated its then existing revolving credit agreement as the $150 million Existing Credit Facility. As of June 30, 1997, $130 million was outstanding under the Existing Credit Facility. The Company subsequently repaid all amounts outstanding under the Existing Credit Facility with a portion of the net proceeds from the sale of the Old Notes and the Existing Credit Facility was terminated on September 4, 1997 in connection with the establishment of the New Credit Facility. See "Description of Certain Other Indebtedness-Existing Credit Facility."

     The Company established the New Credit Facility on September 5, 1997. The New Credit Facility is a $300 million revolving credit facility collateralized by substantially all of the Company's personal property, including accounts receivable, videocassettes and other inventory and certain other assets. The New Credit Facility contains financial and other restrictive covenants. Borrowings under the New Credit Facility bear interest, at the Company's option, at the lender's base rate plus up to 1.125% or a rate (the "IBOR Rate") consisting of the lender's rate for offshore dollar deposits plus certain reserves plus up to 2.125%, depending on the Company's leverage ratio. See "Description of Certain Other Indebtedness-New Credit Facility."

     The Company believes the amounts available for borrowing under the New Credit Facility and the proceeds from the offering of Old Notes, together with projected cash flow from operations, cash on hand and equipment leases and trade credit, will be sufficient to fund its expansion through at least 1999. See "Risk Factors-Uncertain Ability To Achieve and Manage Planned Expansion."

General Economic Trends, Quarterly Results and Seasonality

     The Company anticipates that its business will be affected by general economic and other consumer trends. Future operating results may be affected by various factors, including variations in the number and timing of new store openings, the performance of new or acquired stores, the quality and number of new release titles available for rental and sale, the expense associated with the acquisition of new release titles, additional and existing competition, marketing programs, weather, special or unusual events and other factors that may affect retailers in general. In addition, any concentration of new store openings and the related new store pre-opening costs and other expenses associated with the opening of new stores near the end of a fiscal quarter could have an adverse effect on the financial results for that quarter and could, in certain circumstances, lead to fluctuations in quarterly financial results.

     The video retail industry generally experiences relative revenue declines in April and May, due in part to the change in Daylight Savings Time and improved weather, and in September and October, due in part to the start of school and the introduction of new television programs. The Company believes these seasonality trends will continue.

                                    BUSINESS

General

     Hollywood Entertainment owns and operates 661 video retail superstores in 33 states as of June 30, 1997 and is the second largest video retailer in the United States, with revenue of $328.3 million for the twelve months ended June 30, 1997. According to video industry analyst, Paul Kagan, the Company operates the highest volume video stores in the country. The Company opened its first video superstore in October 1988 and had grown to 25 stores in two states at the end of 1993, 113 stores in eight states at the end of 1994, 305 stores in 23 states at the end of 1995 and 551 stores in 29 states at the end of 1996. The Company opened 110 new stores in the six months ended June 30, 1997 and plans to open approximately 240 new stores in the second half of 1997 and approximately 400 new stores in 1998. Comparable store revenue increased 7% for the year ended December 31, 1996 and 5% for each of the first and second quarters of 1997.

     As part of its goal to build a strong national brand, Hollywood Entertainment has developed a store format and design that captures the bright lights, excitement and energy of the motion picture industry and enables the public to easily identify and recognize Hollywood Video superstores. Hollywood Video superstores average approximately 7,500 square feet and typically carry approximately 10,000 titles and 16,000 videocassettes and video games, consisting of many copies of popular new releases and an extensive selection of older or "catalog" movies classified into 28 categories, such as "Adventure," "Comedy," "Drama," "Classics" and "Children," and displayed alphabetically within those categories. Hollywood Entertainment's goal is to offer more copies of popular new videocassette releases and more titles than its competitors to achieve greater customer satisfaction and to encourage repeat visits. Each Hollywood Video store rents videocassettes, video games and videocassette and video game players and sells videocassettes, accessories and confectionary items. Hollywood Video stores are primarily located in high traffic locations, in stand-alone buildings, at the end of shopping strips or in other highly visible locations.

Industry Overview

     Video Retail Industry

     According to Paul Kagan, the U.S. videocassette rental and sales industry has grown from $9.8 billion in revenue in 1990 to $15.6 billion in 1996, and is expected to reach $18.6 billion in 2001. The video rental industry is highly fragmented and in recent years has been characterized by increased consolidation as larger "superstore" chains, video stores with at least 7,500 videocassettes, have continued to increase market share by opening new stores and acquiring smaller, local operators. According to the Video Software Dealers Association, a video retailing industry association, the number of video specialty stores has decreased from 31,500 in 1990 to 27,000 in 1996. The Company believes approximately 7,200 of these stores were "superstores," including approximately 3,700 Blockbuster stores. The Company believes this consolidation will continue as the video retail industry evolves from "mom-and-pop" stores to regional and national superstore chains.

     Movie Studio Dependence on Video Retail Industry

     According to Paul Kagan, the video retail industry is the largest single source of revenue to movie studios and represented approximately $4.5 billion, or 45%, of the $9.9 billion of estimated domestic studio revenue in 1996. Of the hundreds of movies produced by the major studios each year in the U.S., relatively few are profitable for the movie studio based on box office revenue alone. According to the MPAA, between 1990 and 1996 only 7% of all movies released generated in excess of $20 million in U.S. theater revenue for studios. Over the same period, members of the MPAA reported that the average production, advertising and distribution cost per movie increased from $38.8 million to $59.7 million. The Company believes the customer is more likely to view "non-hit" movies on rented videocassette than in any other medium because video retail stores provide an inviting opportunity to browse and make an impulse choice among a very broad selection of new releases. As a result, video retail stores, including those operated by the Company, purchase movies on videocassette regardless of whether the movies were successful at the box office, thus providing the major movie studios a reliable source of revenue for almost all of the hundreds of movies produced each year. Consequently, the Company believes movie studios are highly motivated to protect this unique and significant source of revenue.

     Historically, movie studios have sought to generate incremental sources of revenue through the addition of new distribution channels. To maximize revenue, the studios have implemented a strategy of sequential release "windows," giving each distribution channel the rights to its movies for a limited time before making them available to the next sequential channel. The studios have determined the sequential order in which they release movies to each distribution channel based upon the order they believe will maximize their total revenue from all distribution channels combined. These distribution channels generally include, in release date order, movie theaters, video retail stores, pay-per-view television, including direct broadcast satellite ("DBS"), pay cable television, basic cable television and, finally, network and syndicated television.

     Order of Sequential Release Windows to Primary Channels of Distribution

               First:         Movie theaters
               Second:        Video retail stores
               Third:         Pay-per-view television (including DBS)
               Fourth:        Pay cable (HBO, Showtime, etc.)
               Fifth:         Basic cable television
               Sixth:         Network television
               Seventh:       Syndicated television


     Trends in Video Rentals and Sales

     The domestic video retail industry includes both rentals and sales. Movie studios determine videocassette suggested retail prices to both consumers and video rental stores and, through that pricing, influence the relative levels of videocassette rentals and sales. Videocassettes released at a relatively high price, typically $60 to $65 wholesale, are generally purchased by video retail stores and promoted primarily as a rental title and then later re-released by the studios at a lower price, typically $10 to $20 wholesale, to promote sales directly to consumers ("sell-through"). Certain high-grossing box office films, generally with box office revenue in excess of $100 million, are released on videocassette at a relatively low initial price, typically $10 to $15 wholesale, and are generally purchased by video retailers, mass merchants, grocery stores and other retailers and promoted both as a rental title and for sell-through.

     The consumer market has historically been primarily a rental market. According to Paul Kagan, video rental revenue has increased from $6.6 billion in 1990 to $7.7 billion in 1996 and is expected to increase to $8.2 billion in 2001. At the same time, consumers attracted by cross promotions and lower videocassette prices have begun to spend more on purchasing videos. Video sales have increased from $3.2 billion in 1990 to $7.9 billion in 1996 and are expected to increase to $10.4 billion in 2001. As a result, video sales as a percentage of total industry revenue have increased from approximately 32% in 1990 to approximately 50% in 1996.

     The availability of "hit" sell-through movie titles, with their lower initial prices, allows video retailers to stock more copies of these "hit" movies for rental at a substantially lower aggregate cost. In addition, movie studios typically spend substantial amounts to promote these "hit" sell-through titles, which the Company believes creates extraordinarily high consumer awareness. As a result, rental demand for these titles is much higher than for comparable "hit" titles initially priced and promoted for rental. Because the best selling sell-through titles are often among the leading rental titles, the return on investment in rental inventory for those titles is typically much higher than for comparable titles initially priced and promoted for rental.

Business Strategy

     The Company's goal is to be a dominant national video retailer and to build a strong national brand which consumers will identify with the entertainment industry. The Company's business strategy includes the following key elements:

     o Expansion Through Company-Built Stores. Of the Company's 661 video superstores at June 30, 1997, 535 stores had been opened as new stores by the Company, and since December 31, 1995, all of the Company's expansion has been through the opening of new stores rather than through acquisitions.

     o Broad Selection and Superior Availability. The Company strives to provide its customers with the broadest selection of videocassette movies and video games. Hollywood Video superstores typically carry approximately 10,000 titles and 16,000 videocassettes and video games. The Company's goal is to offer more copies of popular new videocassette releases and more titles than its competitors. The Company typically purchases 35 to 95 copies of "hit" movies for each Hollywood Video store.

     o Exciting, Enjoyable and Convenient Shopping Experience. The Company's superstores are designed to capture the bright lights, energy and excitement of the motion picture industry. The Company focuses on creating an atmosphere that invites consumers into the store, encourages browsing and generates repeat customers. Hollywood Video stores are typically located in high traffic, high-visibility locations. The Company believes excellent customer service, a bright, clean and friendly shopping environment and convenient store locations are important to its success.

     o Excellent Entertainment Value. The Company offers consumers the opportunity to rent any of its approximately 10,000 catalog movie titles for five days for only $1.50. All new release movies and video games can be rented in most locations for only $3.00. The Company believes movie rental in general, and its pricing structure and rental terms in particular, provide consumers convenient entertainment and excellent value.

Expansion Strategy

     The Company opened its first video superstore in October 1988 and had grown to 25 stores in Oregon and Washington by the end of 1993. In 1994 the Company significantly accelerated its store expansion program, adding 88 new stores (55 of which were acquired) and expanding into California, Texas, Nevada, New Mexico, Virginia and Utah. In 1995 the Company opened 122 new stores, acquired 70 stores and entered major new markets in the midwest, southwest, east and southeast regions of the United States. The Company's expansion strategy is to continue to open stores in regions where it has existing operations and to expand into new geographic regions where it believes it can become a dominant video retailer. The Company opened 250 new stores and closed four stores in 1996 and opened 110 new stores in the six months ended June 30, 1997. The Company plans to open approximately 240 new stores in the second half of 1997 and approximately 400 new stores in 1998. At June 30, 1997, the Company had signed leases for approximately 175 of the stores it expects to open in the balance of 1997.

     The Company believes the selection of locations for its stores is critical to the success of its operations. The Company has assembled a new store development team with broad and significant experience in retail tenant development. The majority of the Company's new store development personnel are located in the geographic area for which they are responsible, but all final site approval takes place at the corporate office, where new sites are approved by a committee of senior management personnel. Final approval of all new sites is the responsibility of the Company's Chief Executive Officer. Important criteria for the location of a Hollywood Video superstore include density of local residential population, traffic count on roads immediately adjacent to the store location, visibility and accessibility of the store and availability of ample parking. The Company generally seeks what it considers the most desirable locations, typically locating its stores in high-visibility stand-alone structures or in prominent locations in multi-tenant shopping developments. The Company typically competes for these prime sites with other retailers, banks, restaurants and gas stations. All of the Company's stores are in leased premises; the Company does not own any real estate.

     The Company's expansion is dependent on a number of different factors and is subject to various risks. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources," "-General Economic Trends, Quarterly Results and Seasonality" and "Business-Competition."

Products

     Videocassette Rental. The Company's primary source of revenue is the rental of videocassettes. Hollywood Video superstores typically carry approximately 10,000 movie titles and 16,000 videocassettes and video games. Excluding new releases, movie titles are classified into 28 categories, such as "Action," "Drama," "Family" and "Children," and are displayed alphabetically within those categories. The Company does not rent or sell adult movies in Hollywood Video superstores. The Company is committed to offering more copies of popular new releases than its competitors.

     Videocassette Sales. Hollywood Entertainment also offers new and previously viewed videocassettes for sale. The Company believes it can profit from either the rental or sale of videocassettes.

     Video Games. In addition to video rentals and sales, Hollywood Video also rents video games licensed by Nintendo(TM), Sega(TM) and Sony(TM). Each mature Hollywood Video store offers between 1,200 and 4,000 video games.

     Other Products. The Company rents audio books, including abridged fiction classics and religious, self-improvement and education materials such as foreign language instruction. The Company also rents videocassette and video game players for the convenience of its customers and sells blank videocassettes, video cleaning equipment and confectionery and other items.

Marketing and Advertising

     The Company primarily has used radio and direct mail advertising. The Company frequently uses cooperative movie advertising funds made available by studios and suppliers to promote certain videocassettes. The Company intends to increase its advertising expenditures in the future.

Inventory and Information Management

     Inventory Management. The Company maintains detailed information on inventory utilization. Rental activity is tracked by individual videocassette to determine appropriate buying, distribution and disposition of videocassettes. The system provides information allowing the Company to determine the appropriate time to move videocassettes from new releases to catalog, when to sell through, and when to redistribute to new stores.

     Management Information Systems. The Company utilizes a scalable client-server system and maintains two distinct system areas: a point-of-sale ("POS") system and a corporate information system. The system maintains information, updated daily, regarding revenue, current and historical rental and sales activity, demographics of store membership, individual customer history, and videocassette rental patterns. This system allows the Company to compare current performance against historical performance and the current year's budget, manage inventory, make purchasing decisions on new releases and manage labor costs. The Company believes that its system has the ability to continue to improve customer service, operational efficiency, and management's ability to monitor critical performance factors.

Decentralization and Creation of Zone Offices

     To support its larger superstore base and continued expansion, in the second half of 1996 the Company reorganized its operations into four geographic zones. At June 30, 1997, each zone included from 100 to 275 stores, and the Company believes each zone will be capable of opening 75 to 100 stores annually and of supporting the operations of 400 to 500 stores. Each zone is headed by a senior officer, who has responsibility for new store development and store operations in the zone, including recruiting, training, marketing and budgeting, and is accountable for the profitability of all stores in the zone. When the decentralization is fully implemented, the senior officers will be supported by a complete team that will include a vice president of new store development, a vice president of store operations, directors of construction, recruiting and training, product and marketing, and a controller. As part of the Company's decentralization strategy, the corporate office and warehouse will provide central support to the zones, including systems, product purchasing, distribution, accounting and national marketing programs. In addition, the corporate office will continue to give final approval for all new store sites and store design and oversee quality standards and other critical elements of the

Hollywood Video concept. The Company believes the creation of geographic zones managed from zone offices that are accountable for the profitability of the stores will allow the Company to more effectively manage its business, thereby enhancing its ability to achieve its expansion plans without compromising operating standards. See "Risk Factors-Uncertain Ability To Achieve and Manage Planned Expansion."

Competition

     The video retail industry is highly competitive. The Company competes with other local, regional and national video retail stores, including Blockbuster, and with supermarkets, pharmacies, convenience stores, bookstores, mass merchants, mail order operations and other retailers, as well as with noncommercial sources such as libraries. According to the Video Software Dealers Association, in 1996 there were approximately 27,000 video specialty stores in the U.S., of which the Company believes approximately 7,200 were video retail superstores. Some of the Company's competitors have significantly greater financial and marketing resources, market share and name recognition than the Company.

     The Company believes the principal competitive factors in the video retail industry are title selection, the number of copies of popular titles available, store location and visibility, customer service and employee friendliness, convenience of store access and parking and, to a lesser extent, pricing. Substantially all of the Company's stores compete with stores operated by Blockbuster, most in very close proximity. As a result of direct competition with Blockbuster, rental pricing of videocassettes may become a more significant competitive factor in the Company's business, which could have an adverse impact on the results of operations of the Company. The Company believes it generally offers more titles and more copies of popular titles than the majority of its competitors and generally for longer rental periods than any of its major competitors. In addition to competing with other video retailers, the Company competes with all leisure-time activities, especially entertainment activities such as movies, sporting events and network and cable television programs.

     The Company competes with cable, satellite and pay-per-view cable television systems, in which subscribers pay a fee to see a movie selected by the subscriber. Existing pay-per-view services offer a limited number of channels and movies and are only available to households with a direct broadcast satellite receiver or a cable converter to unscramble incoming signals. Digital compression technology and other developing technologies are enabling cable companies, direct broadcast satellite companies, telephone companies and other telecommunications companies to transmit a much greater number of movies to homes at more frequently scheduled intervals throughout the day on demand. Certain cable and other telecommunications companies have tested "video on demand" service in some markets. "Video on demand" service would allow a viewer to pause, rewind and fast forward movies. Based on publicly available information, the Company believes these tests have been unsuccessful. The Company also believes movie studios have a significant interest in maintaining a viable movie rental business because the sale of videocassettes to video retail stores represents the largest source of revenue for the studios. In addition, home video provides the only reliable source of revenue on "non-hit" or "B-title" movies which make up the majority of movies produced by the major studios each year. As a result, the Company believes movie studios will continue to make movie titles available to cable television or other distribution channels only after revenues have been derived from the sale of videocassettes to video stores.

     In addition, the Company believes substantial technological developments will be necessary to allow pay-per-view television to match the viewing convenience and selection available through video rental, and substantial capital expenditures will be necessary to implement these systems. In contrast, according to Adams Media Research, 78.8 million, or 82%, of all U.S. television households own a VCR. Although the Company does not believe cable television, video on demand or other distribution channels represent a near-term competitive threat to its business, technological advances or changes in the manner in which movies are marketed, including in particular the earlier release of movie titles to pay-per-view, including DBS, cable television or other distribution channels, could make these technologies more attractive and economical, which could have a material adverse effect on the business of the Company.

Legal Proceedings

     In December 1995 three complaints were filed against the Company, certain of the Company's directors and officers and certain other parties and consolidated in a single action entitled Murphy v. Hollywood Entertainment Corporation et al., District Court for the District of Oregon. The consolidated case is a class action encompassing persons who purchased Common Stock of the Company between June 20 through December 6, 1995. The plaintiffs alleged violation of certain federal securities laws with respect to statements made to the public and losses allegedly suffered by plaintiffs as a result of the decline in the trading price of the Company's Common Stock. In May 1996 the court certified the class but dismissed claims based on violations of sections 11, 12(2) and 15 of the Securities Act of 1933. The remaining claims dealt with alleged violations of the Securities Exchange Act of 1934. Prior to trial, the parties reached a settlement, which was approved by the court on July 31, 1997. Pursuant to the settlement, the Company paid $14.8 million in cash to the plaintiffs.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees of the Company.

     The following table sets forth information with respect to the Company's directors, executive officers and certain other key employees as of the date of this Prospectus.

Name                                   Age  Positions with the Company
----                                   ---  --------------------------
Mark J. Wattles(1)..................   37   Chairman of the Board, President and
                                            Chief Executive Officer
F. Mark Wolfinger(1)................   41   Chief Financial Officer
Donald J. Ekman(1)..................   45   Senior Vice President, General
                                            Counsel, Secretary and Director
Max G. Fratto(1)....................   54   Executive Vice President of Store
                                            Operations
F. Bruce Giesbrecht.................   37   Senior Vice President of Product
                                            Management
Douglas A. Gordon...................   30   Senior Vice President of Finance
Glen E. Hahn........................   45   Senior Vice President of Operations
John R. Hnanicek....................   33   Senior Vice President of Information
                                            Systems
Dale A. Naftzger....................   52   Senior Vice President of Operations
                                            (Western Zone)
William M. Spae.....................   45   Senior Vice President of Operations
                                            (Southern Zone)
Scott Klein.........................   39   Senior Vice President of Operations
                                            (Midwest and Eastern Zones)
William P. Zebe.....................   39   Senior Vice President of Development
James N. Cutler, Jr.................   45   Director
Richard A. Galanti..................   41   Director

-----------

(1)   Executive officer.

     Mark J. Wattles founded the Company in June 1988 and has served as Chairman of the Board, President and Chief Executive Officer since that time. Mr. Wattles has been an owner and operator in the video rental industry since 1985. He has been a participant and key speaker in several entertainment industry panels and conferences and currently serves as a member of the Video Software Dealers Association (VSDA) Board of Directors.

     F. Mark Wolfinger became Chief Financial Officer of the Company in January 1997. Mr. Wolfinger joined the Company from Metromedia Restaurant Group, which owns, operates and franchises multiple nationwide restaurant chains. Prior to joining Metromedia as Chief Financial Officer, Mr. Wolfinger was with Grand Metropolitan, PLC where he served in various capacities, including Chief Financial Officer of Pearle Vision, Vice President and Group Controller of Grand Met and Vice President, Finance for Burger King.

     Donald J. Ekman became a director of the Company in June 1993 and became Vice President and General Counsel in March 1994. Mr. Ekman was a partner in Ekman & Bowersox from January 1992 until March 1994, and from August 1990 until December 1991 he practiced law with Foster Pepper & Shefelman.

     Max G. Fratto joined the Company as Executive Vice President of Store Operations in May 1994. From 1991 to 1994 Mr. Fratto was a partner in Wallpaper Warehouse of Idaho, a small retail chain. From 1986 to 1991 he served as Vice President of W.N.S., Inc., a retail holding company, where he was responsible for the Wallpapers to Go division. Prior to his employment with W.N.S., Mr. Fratto was Vice President of Store Operations for several General Mills, Inc. specialty retailing companies.

     F. Bruce Giesbrecht was named Senior Vice President of Product Management in January 1996 and joined the Company in May 1993 as Vice President of Corporate Information Systems and Chief Information Officer. Mr. Giesbrecht was a founder of RamSoft, Inc., a software development company specializing in management systems for the video industry, and served as its President.

     Douglas A. Gordon was named Senior Vice President of Finance in November 1995 and joined the Company as Vice President of Strategic Analysis and Forecasting in May 1995. From September 1991 to May 1995, Mr. Gordon worked for Montgomery Securities as a Vice President and senior analyst covering the entertainment and retail industries.

     Glen E. Hahn joined the Company in April 1996 as Senior Vice President of Operations (Central Zone) and in January 1997 became Senior Vice President of Operations. From 1993 to 1996 Mr. Hahn was Senior Vice President-Director of Stores for Fayva/Parade of Shoes (a specialty retail footwear division of J. Baker), overseeing approximately 400 stores. From 1979 to 1993 Mr. Hahn worked for Payless Shoesource (a division of May Department Stores) in various capacities. From 1987 to 1993 Mr. Hahn worked as Division Operations Manager for Payless Shoesource, overseeing the development of nearly 200 new stores during this period and the overall operations of approximately 580 specialty retail footwear stores at the time of his departure.

     John Hnanicek joined the Company in October 1996 as Senior Vice President of Information Systems. From March 1996 to October 1996 Mr. Hnanicek was Chief Information Officer for HomePlace, a privately owned home furnishings specialty retailer, operating 37 stores at the time of his departure. From July 1995 to February 1996 Mr. Hnanicek was Chief Information Officer for Communicate! Powerstores, Inc., a start-up communications superstore. From 1990 to 1995, Mr. Hnanicek worked for OfficeMax, Inc., in various capacities, including most recently as Senior Vice President-Information Systems and Logistics.

     Dale A. Naftzger joined the Company in April 1996 as Senior Vice President of Operations (Western Zone). From May 1995 to November 1995, Mr. Naftzger was Chief Operating Officer of Caribou Coffee Company, a privately owned specialty coffee retailer with approximately 40 company-owned units. From 1994 to 1995 Mr. Naftzger was President and Chief Executive Officer of Chop Chop Chinese to You, a venture capital financed Chinese food delivery business, operating 40 units and three distribution centers at the time of his departure. From 1992 to 1994 Mr. Naftzger was Senior Vice President-Operations for Checkers Drive-In Restaurants, overseeing all 248 company-owned and 200 franchised units. From 1987 to 1992 Mr. Naftzger worked for Taco Bell Corporation as Zone Vice President, overseeing the development of approximately 100 new units and the overall operations of approximately 350 units. From 1980 to 1987 Mr. Naftzger worked for Wendy's International, Inc. in various capacities, including as Zone Vice President-Operations, overseeing more than 500 company-owned and 400 franchised units at the time of his departure.

     William M. Spae joined the Company in July 1996 as Senior President of Operations (Southern Zone). From 1991 to June 1996 Mr. Spae worked for Wendy's International as Divisional Vice President, overseeing the development of approximately 130 new units during this period and the overall operations of more than 100 company-owned and 150 franchised units at the time of his departure. From 1987 to 1991 Mr. Spae was a Zone Vice President for Taco Bell Corporation, overseeing more than 160 company-owned and approximately 100 franchised units.

     Scott Klein joined the Company as Senior Vice President of Operations (Midwest and Eastern Zones) in April 1997. Mr. Klein previously worked for Nordic Track, Inc., most recently as Senior Vice President of the Retail Division, overseeing the operations of approximately 350 retail stores.

     William P. Zebe was named Senior Vice President of Development in January 1996 and joined the Company as National Vice President of Real Estate in May 1994. Mr. Zebe previously worked from June 1993 to April 1994 as the Real Estate Manager for the Western Zone for Blockbuster Video, Blockbuster Music and Blockbuster franchisee-owned Discovery Zone. From 1992 to May 1993 Mr. Zebe was a Real Estate Representative for Blockbuster.

     James N. Cutler, Jr. became a director of the Company in July 1993. Since 1980 Mr. Cutler has been President and Chief Executive Officer of The Cutler Corporation, a holding company for various private businesses, and, since 1982, he has been a director of Arrow Transportation Company of Delaware, a trucking company. Mr. Cutler also serves as an officer or a director of a number of other private corporations.

     Richard A. Galanti became a director of the Company in April 1996. Mr. Galanti has been a director of Costco Companies, Inc. since January 1995 and Executive Vice President-Finance and Chief Financial Officer of Costco Companies, Inc. since October 1993. From January 1985 to October 1993, Mr. Galanti was Senior Vice President, Chief Financial Officer and Treasurer of Costco Wholesale Corporation, which he joined in March 1984 as Vice President-Finance. From 1978 to February 1984, Mr. Galanti was an investment banker with Donaldson, Lufkin & Jenrette Securities Corporation. In March 1995 Mr. Galanti settled an action brought by the Commission alleging a five-year-old violation of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder that was unrelated to Mr. Galanti's positions with Costco Companies, Inc. or Costco Wholesale Corporation. Without admitting or denying the allegations of the Commission's complaint, Mr. Galanti agreed to pay $64,408 and entered into an order requiring him to comply with the relevant sections of the federal securities laws and rules.

                               THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

     The Old Notes were sold by the Company on August 13, 1997 to the Initial Purchasers pursuant to a Purchase Agreement dated August 7, 1997 by and among the Company and the Initial Purchasers. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept for exchange any and all Old Notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New
York City time, on               , 1997; provided, however, that if the Company,
in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

     As of the date of this Prospectus, $200,000,000 aggregate principal amount of the Old Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about the date set forth on the cover page to all holders of Old Notes at the addresses set forth in the security register with respect to Old Notes maintained by the Trustee. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by mailing written notice of such extension to the holders thereof as described below. During any extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Notes tendered in the Exchange Offer must be $1,000 in principal amount or any integral multiple thereof.

     The Company will mail written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice to be mailed to the holders of record of the Old Notes no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date or other event giving rise to such notice requirement.

Registration Rights; Additional Interest

     Pursuant to the Registration Rights Agreement, the Company has agreed with the Initial Purchasers, for the benefit of the holders of the Old Notes, that the Company will, at its cost, (i) not later than 30 days after the closing of the sale of the Old Notes (the "Closing Date"), file the Registration Statement with the Commission and (ii) cause the Registration Statement to be declared effective under the Securities Act not later than 90 days after the Closing Date. The Registration Statement of which this Prospectus is a part constitutes the Registration Statement.

     If applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer is not completed within 120 days after the Closing Date, or if the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer, or if any holder of Old Notes is not eligible to participate in the Exchange Offer or participates in but does not receive freely tradeable (except for prospectus delivery requirements) New Notes in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of the Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 120th day after the Closing Date and (c) keep the Shelf Registration Statement effective until two years after its effective date (or shorter period that will terminate when all Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement). The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder selling such Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

     If (i) within 30 days after the Closing Date, neither the Registration Statement nor the Shelf Registration Statement has been filed with the Commission; (ii) within 90 days after the Closing Date, the Registration Statement has not been declared effective; (iii) within 120 days after the Closing Date, the Exchange Offer has not been completed; (iv) within 120 days after the Closing Date, the Shelf Registration Statement has not been declared effective if a Shelf Registration Statement is required to be filed; or (v) after either the Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default"), interest ("Additional Interest") will accrue on the Notes (in addition to the stated interest on the Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Additional Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.00% per annum.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

Procedure for Tendering Old Notes

     The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, together with all other documents required by such Letter of Transmittal, to Continental Stock Transfer & Trust Company (the "Exchange Agent") at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, (i) certificates for the Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF THE DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED IN ALL CASES. SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein). If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by a firm that is an eligible guarantor institution (bank, stockbroker, national securities exchange, registered securities association, savings and loan association or credit union with membership in a signature medallion program) pursuant to Exchange Act Rule 17Ad-15 (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes if acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time that the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give any notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, the Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     By tendering Old Notes, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes. If any holder of Old Notes is an "affiliate" of the Company, as defined under Rule 405 of the Securities Act, or is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Notes to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     The Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. For each Old Note accepted for exchange, the holder of the Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from August 13, 1997. Accordingly, if the relevant record date for interest payment occurs after the completion of the Exchange Offer, registered holders of New Notes on the record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 13, 1997. If, however, the relevant record date for interest payment occurs prior to the completion of the Exchange Offer, registered holders of Old Notes on the record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 13, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of completion of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on the Old Notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the Exchange Offer.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for the Old Notes or a timely Book-Entry Confirmation of the Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal and (iii) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing Old Notes are submitted for a greater principal amount than the holder desires to exchange, certificates representing the unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, the non-exchanged Old Notes will be credited to an account maintained with the Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer the Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Facility's procedures for transfer. ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER AT THE BOOK-ENTRY TRANSFER FACILITY, THE LETTER OF TRANSMITTAL OR A FACSIMILE THEREOF, WITH ANY REQUIRED SIGNATURE GUARANTEES AND ANY OTHER REQUIRED DOCUMENTS, MUST, IN ANY CASE, BE TRANSMITTED TO AND RECEIVED BY THE EXCHANGE AGENT AT THE ADDRESS SET FORTH BELOW UNDER "EXCHANGE AGENT" ON OR PRIOR TO THE EXPIRATION DATE OR THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH.

Guaranteed Delivery Procedures

     If a registered holder of Old Notes desires to tender the Old Notes and the Old Notes are not immediately available, or time will not permit the holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from the Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the

Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received by the Exchange Agent at the address set forth below under "- Exchange Agent." Any notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amounts of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless the holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the facility. All questions as to the validity, form and eligibility (including time of receipt) of the notices will be determined by the Company, whose determination shall be final and binding on all parties. Certificates for any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, the Old Notes will be credited to an account maintained with the Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedure for Tendering Old Notes" above at any time on or prior to the Expiration Date.

Exchange Agent

     Continental Stock Transfer & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

     By Mail or by Hand:

         Continental Stock Transfer & Trust Company, Exchange Agent
         2 Broadway
         New York, New York 10004

     By Facsimile:

         (212) 509-5150

     Confirm Facsimile by Telephone:

         (212) 509-4000

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

     The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

Transfer Taxes

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer tax in connection therewith, except that Holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

Appraisal Rights

     HOLDERS OF OLD NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

Consequences of Failure to Exchange Old Notes

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company does not anticipate that it will register Old Notes under the Securities Act. Based on interpretations by the staff of the Commission issued to third parties, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to participate in the distribution of the New Notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, it may be necessary to qualify for sale or to register the New Notes prior to offering or selling the New Notes. The Company does not intend to take any action to register or qualify the New Notes for resale in any of these jurisdictions.

                              DESCRIPTION OF NOTES

General

     As used below in this "Description of Notes" section, references to the "Notes" refer to the Old Notes and the New Notes, unless the context otherwise requires.

     The Old Notes were issued and the New Notes will be issued pursuant to an Indenture (the "Indenture") dated as of August 13, 1997 between the Company and U.S. Trust Company of California, N.A. (the "Trustee").

     The following is a summary of certain provisions of the Indenture and the Notes, a copy of which Indenture and the form of Notes are available upon request to the Company at the address set forth under "Available Information." The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used herein and not otherwise defined have the meanings set forth in the section "-Certain Definitions." As used in this section, the term "Company" refers to Hollywood Entertainment Corporation, but not any of its subsidiaries.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company, which, unless otherwise provided by the Company, will be the offices of the Trustee. At the option of the Company, payment of interest may be made by check mailed to the addresses of the Holders as such addresses appear in the Note register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000; provided, that certificated Notes originally purchased by or transferred to Institutional Accredited Investors who are not also "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) ("QIBs") will be subject to a minimum denomination of $250,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

     The Notes will be unsecured senior subordinated obligations of the Company, limited to $200 million aggregate principal amount and will mature on August 15, 2004. The Indenture provides for the issuance of up to an additional $50 million aggregate principal amount of additional notes having identical terms and conditions as the Notes (the "Additional Notes"). Any Additional Notes will be part of the same issue of Notes and will vote on all matters with the Notes. Holders of any Additional Notes will be entitled to all the benefits of the Indenture granted to Holders of Notes. Additional Notes, if any, will be treated for all purposes as "Securities" under the Indenture. The Notes will bear interest at 105/8% per annum from August 13, 1997, or from the most recent date to which interest has been paid or provided for, payable semi-annually to Holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing February 15, 1998. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company will pay interest on overdue principal at the same rate per annum borne by the Notes and it will pay interest on overdue installments of interest at such rate to the extent lawful.

     The interest rate on the Notes is subject to increase in certain circumstances if the Company does not file a registration statement relating to the Registered Exchange Offer on a timely basis, if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied. All references herein to the interest accrued and payable on the Notes includes Additional Interest that may become payable on the Notes. See "The Exchange Offer - Registration Rights; Additional Interest."

Optional Redemption

     Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to August 15, 2001. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:


                                                          Redemption
     Period                                                  Price
     ------                                                  -----
     2001.............................................      105.313%
     2002.............................................      102.656
     2003 and thereafter..............................      100.000


     In addition, at any time and from time to time prior to August 15, 2000, the Company may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 110.625% plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption; and provided further however, that such redemption shall occur within 60 days of the closing date of such Public Equity Offering.

Selection

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subordination

     The indebtedness evidenced by the Notes will be senior subordinated obligations of the Company. The payment of the principal of, premium, if any, and interest on, and all other Obligations in respect of the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding on the Issue Date or thereafter incurred, including the obligations of the Company under the Senior Credit Facility. The Notes will also be effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness and to any liabilities of Subsidiaries.

     As of June 30, 1997, on a pro forma basis after giving effect to the sale of the Old Notes and the application of the net proceeds therefrom, the Company would have had $9.6 million of Senior Indebtedness outstanding. In addition, any borrowings under the New Credit Facility will be Senior Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-Certain Covenants-Limitation on Indebtedness."

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other senior subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is pari passu with or is expressly subordinated in right of payment to the Notes. Unsecured Indebtedness is not deemed to be subordinated or junior merely because it is unsecured.

     The Company may not pay principal of, premium, if any, or interest on, or any other Obligations in respect of the Notes or make any deposit pursuant to the provisions described under "-Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on any such Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clauses (i) and (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such

Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 365-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment, and, until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a payment or distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Noteholders.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "-Defeasance."

Change of Control

     Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase all or a portion (equal to $1,000 or an integral multiple thereof) of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the provisions of the next paragraph.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount outstanding at the repurchase date plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and relevant financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes repurchased.

     On the Change of Control repurchase date, the Company will, to the extent lawful (i) accept for payment all Notes or portions thereof properly tendered pursuant to the immediately preceding paragraph, (ii) deposit with the Trustee (or other paying agent appointed pursuant to the Indenture) an amount equal to the Change of Control payment in respect of all Notes or portions thereof tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officer's certificate from the Company stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company. The Trustee (or paying agent) will promptly mail to each Holder of Notes so tendered the Change of Control payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

     The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of the Notes required by this covenant.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Senior Credit Facility. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There is no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control. The Company's failure to purchase the Notes in connection with a Change in Control would result in a default under the Indenture which would, in turn, constitute a default under the Senior Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of the Notes. See "Description of Certain Other Indebtedness-The New Credit Facility."

     The existence of a Holder's right to require the Company to repurchase such Holder's Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

Book-Entry, Delivery and Form

     Except as set forth in the next paragraph, the Notes sold will be issued in the form of a Global Note. The Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     Notes that are (i) originally issued to Institutional Accredited Investors who are not QIBs or (ii) issued as described below under "-Certificated Notes" will be issued in definitive form. Upon the transfer of a Note in definitive form, such Note will, unless the Global Note has previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

     The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such Notes. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of, and interest on, Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     The Company expects that the Depository or its nominee, upon receipt of any payment of principal of, or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

     The Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of U.S.$1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by the Global Note or (iii) a default entitling the Holders of the Notes to accelerate the maturity thereof has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. Holders of certificated Notes may only transfer their Notes (i) to the Company or (ii) to a QIB; provided, however, that the agreement of such Holder is subject to any requirement of law that the disposition of such Holder's property shall at all times be and remain within its control.

Certain Covenants

     The Indenture contains covenants including, among others, the following:

 Limitation on Indebtedness

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness unless, immediately after giving effect to such Incurrence, the Consolidated Coverage Ratio exceeds 2.25 to 1.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur any or all of the following Indebtedness:

          (1) Indebtedness Incurred pursuant to the New Credit Facility; to the extent that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed $300 million;

          (2) Indebtedness represented by the Old Notes (and the New Notes) other than Additional Notes;

          (3) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1) of this paragraph);

          (4) Indebtedness of the Company owed to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (5) Refinancing Indebtedness, the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the Indenture to be Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3) or this clause (5) of this paragraph (b);

          (6) Indebtedness in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds entered into by the Company and the Restricted Subsidiaries in the ordinary course of their business;

          (7) Hedging Obligations consisting of Interest Rate Agreements entered into in the ordinary course of business and not for the purpose of speculation; provided, however, that such Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder;

          (8) Indebtedness Incurred by the Company or any Restricted Subsidiary in connection with the purchase or improvement of property (real or personal) or other capital expenditures in the ordinary course of business (including for the purchase of assets or stock of any Related Business) or consisting of Capital Lease Obligations Incurred, in either case subsequent to the Issue Date in an aggregate principal amount which does not exceed 5% of aggregate total revenue of the Company and its Restricted Subsidiaries during the most recently completed four fiscal quarter period on a consolidated basis (measured at the time of Incurrence);

          (9) Guarantees of Indebtedness Incurred pursuant to the New Credit Facility; and

          (10) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (9) above or paragraph (a)), does not exceed $10 million.

     (c) Notwithstanding the foregoing, the Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance (i) any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations or (ii) any Senior Subordinated Indebtedness unless such Indebtedness shall be Senior Subordinated Indebtedness or shall be subordinated to the Notes.

     (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

Limitation on Restricted Payments

     (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1) a Default shall have occurred and be continuing (or would result therefrom);

          (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-Limitation on Indebtedness"; or

          (3) the aggregate amount of such Restricted Payment together with all other Restricted Payments (the amount of any payments made in property other than cash to be valued at the fair market value of such property, as determined in good faith by the Board of Directors) declared or made since the Issue Date would exceed the sum of: (A) 50% of the

     Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income accrued during such period (treated as one accounting period) shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company); (C) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange; (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the Issue Date, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and (E) $5 million.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit, without duplication:

          (1) any acquisition of any shares of Capital Stock or the repurchase, redemption, defeasance or repayment of any Subordinated Obligations of the Company or any Restricted Subsidiary made in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company); provided, however, that the Net Cash Proceeds that are utilized for any such acquisition, repurchase, redemption, defeasance or repayment shall be excluded from the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (2) any purchase or redemption of (A) Subordinated Obligations of the Company made in exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to paragraphs (b) and (c) of the covenant described under "-Limitation on Indebtedness" or (B) Subordinated Obligations of a Restricted Subsidiary made in exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of such Restricted Subsidiary or the Company which is permitted to be Incurred pursuant to paragraphs (b) and (c) of the covenant described under " -Limitation on Indebtedness"; provided, however, that such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments;

          (3) any purchase or redemption of (A) Disqualified Stock of the Company made in exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or (B) Disqualified Stock of a Restricted Subsidiary made in exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Restricted Subsidiary or the Company; provided, however, that (i) at the time of such exchange, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) such purchase or redemption will be excluded from the calculation of the amount of Restricted Payments; and

          (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of such dividend, no Default shall have occurred and be continuing (or would result therefrom); provided, further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

     The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted
Subsidiary:

          (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company;

          (b) to make any loans or advances to the Company; or

          (c) to transfer any of its property or assets to the Company or any Restricted Subsidiary,

except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary which was entered into on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant (or effecting a Refinancing of such Refinancing Indebtedness pursuant to this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (vii) any encumbrance or restriction pursuant to the New Credit Facility and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings contain encumbrances and restrictions with respect to such Restricted Subsidiary that are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in the New Credit Facility; and
(viii) any restriction imposed by applicable law.

Limitation on Sales of Assets and Subsidiary Stock

     The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Disposition unless the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents. For the purposes of this covenant, the following are deemed to be cash: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are immediately converted by the Company or such Restricted Subsidiary into cash.

     With respect to any Asset Disposition occurring on or after the Issue Date from which the Company or any Restricted Subsidiary receives Net Available Cash, the Company or such Restricted Subsidiary shall:

          (i) within 360 days after the date such Net Available Cash is received and to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness) to (A) apply an amount equal to such Net Available Cash to prepay, repay or purchase Senior Indebtedness of the Company or such Restricted Subsidiary, in each case owing to a Person other than the Company or any Affiliate of the Company, or (B) invest an equal amount, or the amount not so applied pursuant to clause (A), in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); and

          (ii) apply such excess Net Available Cash (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of the covenant described hereunder; provided, however, that in connection with any prepayment, repayment or purchase of Senior Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary shall retire such Senior Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. The amount of Net Available Cash required to be applied pursuant to clause (ii) above and not theretofore so applied shall constitute "Excess Proceeds." Pending application of Net Available Cash pursuant to this provision, such Net Available Cash shall be invested in Temporary Cash Investments.

     If at any time the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, the Company shall, not later than 30 days after the end of the period during which the Company is required to apply such Excess Proceeds pursuant to clause (i) of the immediately preceding paragraph (or, if the Company so elects, at any time within such period), make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such Notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment"). Upon completion of an Excess Proceeds Offer the amount of Excess Proceeds remaining after application pursuant to such Excess Proceeds Offer (including payment of the purchase price for Notes duly tendered), may be used by the Company for any corporate purpose (to the extent not otherwise prohibited by the Indenture) and the amount of Excess Proceeds shall thereafter be reset at zero. The Indenture will provide that, prior to complying with the provisions of this paragraph, but in any event within 30 days following the date on which the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer totals at least $10 million, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of the Notes required by this paragraph.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by the Company under the covenant described hereunder and the Company is required to repurchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Limitation on Affiliate Transactions

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof:

          (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

          (2) if such Affiliate Transaction (or series of related Affiliate Transactions) involve aggregate payments in an amount in excess of $1 million in any one year, (i) are set forth in writing, (ii) comply with clause (1) and (iii) have been approved by a majority of the disinterested members of the Board of Directors; and

          (3) if such Affiliate Transaction (or series of related Affiliate Transactions) involve aggregate payments in an amount in excess of $5 million in any one year, (i) comply with clause (2) and (ii) have been determined by a nationally recognized consulting, accounting, appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit:

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
          (1) any Restricted Payment permitted to be paid pursuant to the covenant described under "-Limitation on Restricted Payments";

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business and approved by the Board of Directors;

          (3) the grant of stock options or similar rights to employees and directors of the Company in the ordinary course of business and pursuant to plans approved by the Board of Directors;

          (4) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries;

          (5) fees, compensation or employee benefit arrangements paid to and indemnity provided for the benefit of directors, officers or employees of the Company or any Subsidiary in the ordinary course of business; or

          (6) any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries in the ordinary course of business (so long as the other stockholders of any participating Restricted Subsidiaries which are not Wholly Owned Restricted Subsidiaries are not themselves Affiliates of the Company).

Limitation on the Issuance or Sale of Capital Stock of Restricted Subsidiaries

     The Company shall not (i) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary (other than pledges of Capital Stock securing Senior Indebtedness) or (ii) permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock other than (A) to the Company or a Wholly Owned Subsidiary, (B) directors' qualifying shares or (C) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary.

Limitation on Liens

     Except for Permitted Liens, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any property of the Company or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired which secures Indebtedness that ranks pari passu with or is subordinated to the Notes unless (i) if such Lien secures Indebtedness that ranks pari passu with the Notes, the Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness that is subordinated to the Notes, such Lien shall be subordinated to a Lien granted to the Holders on the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the Note.

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
Merger and Consolidation

     The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person, unless:

          (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

          (ii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (iii) except in the case of a merger with or into a Wholly Owned Restricted Subsidiary or a merger, the sole purpose of which is to change the Company's jurisdiction of incorporation, immediately after giving effect to such transaction on a pro forma basis, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-Limitation on Indebtedness";

          (iv) immediately after giving effect to such transaction on a pro forma basis, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

          (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Notwithstanding the foregoing clauses (ii),
     (iii) and (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

Future Guarantors

     The Company shall cause each Restricted Subsidiary that at any time becomes an obligor or guarantor with respect to any obligations under the New Credit Facility to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. Any such Guarantee will be subordinated in a manner similar to that of the Notes. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by

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
the applicable Subsidiary Guarantor without rendering such Subsidiary Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon either (i) the release or discharge of such Guarantee of such Indebtedness, except a discharge by or as a result of payment under such Guarantee, or (ii) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee will be attached as an exhibit to the Indenture.

SEC Reports

     The Indenture will provide that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Defaults

     An Event of Default is defined in the Indenture as:

          (i) a default in the payment of interest on the Notes when due (whether or not such payment is prohibited by the provisions described under "Subordination" above), continued for 30 days;

          (ii) a default in the payment of principal, or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not such payment is prohibited by the provisions described under "Subordination" above);

          (iii) the failure by the Company to comply with any of its obligations under the covenants described under "-Change in Control," "-Certain Covenants-Limitation on Indebtedness," "-Limitation on Restricted Payments," "-Limitation on Sales of Assets and Subsidiary Stock" and "-Merger, Consolidation and Sale of Assets" for 30 days after notice;

          (iv) the failure by the Company to comply with any of its other covenants or other agreements of the Indenture for 60 days after notice;

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
          (v) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million and in either case, such default is not cured or waived and such acceleration, if any, rescinded or the Indebtedness is not paid in 30 days (the "cross-acceleration provision");

          (vi) certain events of bankruptcy, insolvency or reorganization of the Company or a Restricted Subsidiary (the "bankruptcy provisions"); or

          (vii) any judgment or decree for the payment of money in excess of $5 million is rendered against the Company or a Restricted Subsidiary, remains outstanding following such judgment and is not discharged, waived or stayed within 60 days after entry of such judgment or decree (the "judgment default provision").

     However, a default under clauses (iii) or (iv) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (iii) or (iv) hereof, as the case may be, after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

          (i) such Holder has previously given the Trustee notice that an Event of Default is continuing;

          (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

          (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

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
          (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions, or (viii) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders.

     Without the consent of any Holder, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for the issuance of Additional Notes, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust

Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consents to such change.

     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Shareholders

     No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Defeasance

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "-Change of Control" and under the covenants described under "-Certain Covenants" (other than the covenant described under "-Merger and Consolidation"), the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-Defaults" above and the limitations contained in clauses (iii) and (iv) under "-Certain Covenants-Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iii), (iv), (v) (with respect only to Significant Subsidiaries) or (vi) under "-Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "-Certain Covenants-Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

     U.S. Trust Company of California, N.A., is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Governing Law

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; or (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; provided, however, that any such Restricted Subsidiary is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-Certain Covenants-Limitation on Restricted Payments," "-Limitation on Affiliate Transactions" and "-Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

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
     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders), (ii) all or substantially all the assets of any division, business segment or comparable line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary. Notwithstanding the foregoing, the term "Asset Disposition" shall not include (x) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (y) for purposes of the covenant described under "- Certain Covenants-Limitation on Sales of Assets and Subsidiary Stock," a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "- Certain Covenants-Limitation on Restricted Payments," and (z) a disposition of assets having a fair market value of less than $1 million. For purposes hereof, "ordinary course of business" for the Company shall be deemed to include, without limitation, (i) the sale of rental inventory, consistent with past practice, and (ii) sales or closures of stores; provided, however, that the Company or a Restricted Subsidiary acquires or opens another store within 90 days thereof for each such store sold or closed.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Senior Credit Facility, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts and Obligations payable thereunder or in respect thereof.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of

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the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Change of Control" means the occurrence of any of the following events:

          (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than one or more Permitted Holders), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, a Change in Control shall not be deemed to have occurred if (A) such beneficial ownership is shared with one or more Permitted Holders who hold the sole power to vote such Voting Stock; or (B) one or more Permitted Holders possess the right (by contract or otherwise) to elect, or cause the election of, a majority of the members of the Company's Board of Directors; or

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of at least 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Operating Cash Flow for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of the Company shall be available) prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Operating Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in the case of Indebtedness used to finance working capital needs incurred under a revolving credit or similar arrangement, the amount thereof shall be deemed to be the average daily balance of such Indebtedness during such

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four-fiscal-quarter period), (2) if since the beginning of such period the
Company or any Restricted Subsidiary shall have made any Asset Disposition, the Operating Cash Flow for such period shall be reduced by an amount equal to the Operating Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the Operating Cash Flow (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased, assumed by a third person (to the extent the Company and its Restricted Subsidiaries are no longer liable for such Indebtedness) or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company shall have consummated a Public Equity Offering, Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its Restricted Subsidiaries in connection with such Public Equity Offering for such period, (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which acquisition constitutes all or substantially all of an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction requiring a calculation to be made hereunder, Operating Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Operating Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount,
(iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, and (viii) interest actually paid on any Indebtedness of any other Person that is Guaranteed by the Company or any Restricted Subsidiary.

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     "Consolidated Net Income" means, for any period, the net income of the
Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (or loss) of any Person if such Person is not the Company or a Restricted Subsidiary, except that, subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below); (ii) for purposes of subclause
(a)(3)(A) of the covenant described under "- Certain Covenants-Limitation on Restricted Payments" only, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary consistent with such restriction during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (or loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;
(v) extraordinary gains or losses; (vi) the cumulative effect of a change in accounting principles; and (vii) with respect to any period that includes the three months ended March 31, 1997, the nonrecurring $18.9 million pre-tax expense related to the settlement in such period of a securities class action lawsuit, Murphy v. Hollywood Entertainment Corporation et al., case no. C95-1926-MA, U.S. District Court for the District of Oregon. Notwithstanding the foregoing, for the purposes of the covenant described under "- Certain Covenants-Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

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     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii)
any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable, at the option of the holder thereof, for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Credit Facility" means the Amended and Restated Revolving Credit Agreement, made as of February 12, 1997, by and among Bank of America National Trust & Savings Association, United States National Bank of Oregon, Union Bank of California, N.A., Key Bank of Washington, Banque Nationale de Paris, Societe Generale and The Sumitomo Bank, Limited, as Lenders, and Bank of America National Trust & Savings Association d/b/a "Seafirst Bank," as agent for the Lenders, and Hollywood Entertainment Corporation as Borrower.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantee" means any obligation, contingent or other, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or other, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

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     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided, further, however, that in the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness, but the entire face amount of such security shall be deemed Incurred upon the issuance of such security. The term "Incurrence" when used as a noun shall have a correlative meaning.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business and which are not more than 90 days past due and not in dispute), which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

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
     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "- Certain Covenants-Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the Notes are originally issued.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received by the Company or any of its Subsidiaries therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of
(i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained

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
by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation liabilities under any indemnification obligations associated with such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys fees and disbursements, accountants fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "New Credit Facility" means the Revolving Credit Agreement, dated as of September 5, 1997, by and among Hollywood Entertainment Corporation, as Borrower, and Societe Generale, DLJ Capital Funding, Inc., Goldman Sachs Credit Partners L.P. and certain other financial institutions, as Lenders, and Societe Generale, as Agent for the Lenders, Donaldson, Lufkin & Jenrette Securities Corporation, as Administrative Agent, Goldman Sachs Credit Partners, L.P., as Documentation Agent, and Credit Lyonnais Los Angeles Branch, Barclays Bank PLC, Deutsche Bank AG, New York Branch, U.S. Bank National Association and KeyBank National Association, as Co-Agents.

     "Obligations" means all present and future obligations for principal, premium, interest (including, without limitation, any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), penalties, fees, indemnifications, reimbursements (including, without limitation, all reimbursement and other obligation pursuant to any letters of credit, bankers acceptance or similar instruments or documents), damages and other liabilities payable under the documentation at any time governing any indebtedness.

     "Operating Cash Flow," means, for any Person and for any period, the sum of Consolidated Net Income plus (A) Consolidated Interest Expense, plus (B) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) income tax expense, (ii) depreciation expense, (iii) amortization expense, (iv) all other non cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be made), plus (C) any cash charges associated with the acquisition of new release videocassettes (including any fees in connection with revenue sharing arrangements with respect to rental inventory) and other media and game inventory purchases to the extent such cash charges have been included in the operating expenses used to calculate Consolidated Net Income, minus (D) 30% of rental revenue for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Operating Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

     "Permitted Holder" means (i) Mark J. Wattles, (ii) an employee benefit plan of the Company, or any of its subsidiaries or any participant therein, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries or (iv) any Permitted Transferee of any of the foregoing persons.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, (ii) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such

                                       73
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Restricted Subsidiary is a Related Business; provided further that no such
Investment shall constitute assets owned by the Company as of the issue date (or any substitute or replacement assets therefor); (iii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; provided further that no such Investment shall constitute assets owned by the Company as of the issue date (or any substitute or replacement assets therefor); (iv) Temporary Cash Investments; (v) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade items may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vii) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (ix) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "- Certain Covenants-Limitation on Sales of Assets and Subsidiary Stock"; and (x) Persons other than the Company and Restricted Subsidiaries, in an aggregate amount after the Issue Date of up to $15 million; provided, however, the amount of any dividends, repayment of loans or transfers of assets as a return on such Permitted Investments will reduce the amount of such $15 million amount used (but not below $0).

     "Permitted Liens" means (i) Liens in favor of the Company or such Restricted Subsidiary, (ii) Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the merger or consolidation and were not created or incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary prior to such merger; and (iii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; provided that the Liens were in existence prior to the acquisition and were not created or incurred in contemplation of such acquisition.

     "Permitted Transferees" means, with respect to any person, (i) any Affiliate of such person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such person, (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only such person or his or her spouse or lineal descendants, in each case to whom such person has transferred the beneficial ownership of any securities of the Company, (iv) any investment account whose investment managers and investment advisors consist solely of such person and/or Permitted Transferees of such person, and (v) any investment fund or investment entity that is a subsidiary of such person or Permitted Transferee of such person.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

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     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Purchase Money Indebtedness" means Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided, further, however, that such Indebtedness is Incurred within 90 days after such acquisition of such asset by the Company or Restricted Subsidiary.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture; provided, however, that (i) other than Refinancing Indebtedness in respect of the Senior Credit Facility, such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) other than Refinancing Indebtedness in respect of the Senior Credit Facility, such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs and, solely in the case of Bank Indebtedness, Obligations) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary (as determined in good faith by the Board of Directors) to the businesses of the Company and the Restricted Subsidiaries.

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

     "Restricted Payment" means, with respect to any Person, (i) the declaration or payment of any dividends or any other distributions on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the holders of its Capital Stock, except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not wholly owned, to its other shareholders on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means, at any time, any Subsidiary of the Company that is not an Unrestricted Subsidiary; provided, however, that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Credit Facility" means one of (i) until the Existing Credit Facility is terminated and all Obligations (other than in respect of contingent, unliquidated or disputed indemnification obligations) in respect thereof due and payable thereunder have been paid, the Existing Credit Facility or (ii) upon the termination of the Existing Credit Facility, the payment of all Obligations (other than in respect of contingent, unliquidated or disputed indemnification obligations) thereunder and the initial closing under the New Credit Facility, the New Credit Facility, in each case as the same may be amended, waived, modified, replaced or Refinanced from time to time (except to the extent that any such amendment, waiver, modification, replacement or Refinancing would be prohibited by the terms of the Indenture).

     "Senior Indebtedness" of the Company means (i) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred, including the Guarantees by the Company of all Bank Indebtedness, (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes, and
(iii) all Obligations of the Company in respect of any of the foregoing, provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect (other than as a result of the Indebtedness being unsecured) to any other Indebtedness or other obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (5) any obligations with respect to any Capital Stock or (6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     "Senior Subordinated Indebtedness" of the Company means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any State thereof or the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "- Certain Covenants-Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "- Certain Covenants-Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company and/or one or more Wholly Owned Subsidiaries.

                    DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

     The following is a summary of certain terms and provisions of certain debt instruments to which the Company is or will become a party. This summary does not purport to be complete.

Existing Credit Facility

     The Company established the Existing Credit Facility as of February 12, 1997 with a syndicate of banks. The Existing Credit Facility established a $150 million revolving line of credit, the proceeds of which were used for interim funding of new store growth and acquisitions and for general working capital purposes. In connection with the offering of the Old Notes, the Company repaid in full all of the outstanding indebtedness under the Existing Credit Facility. The Existing Credit Facility was terminated on September 4, 1997.

New Credit Facility

     The Company established the New Credit Facility on September 5, 1997. The following is a summary of certain terms and provisions contained in the proposed New Credit Facility.

     The New Credit Facility is a five-year $300 million revolving credit facility collateralized by substantially all of the Company's personal property, including (i) accounts receivable; (ii) videocassettes and other inventory;
(iii) equipment, machinery and fixtures; (iv) patents, trademarks, trade names and other general intangibles; and (v) investment property of the Company. The proceeds of the facility are anticipated to be used for general working capital purposes, including refinancing existing indebtedness, new store expansion and acquisitions. The maximum available amount of $300 million will be reduced by $37.5 million per quarter beginning with the first quarter after the third anniversary of the establishment of the New Credit Facility and will also be reduced by the amount of proceeds of certain asset dispositions.

     The New Credit Facility contains financial and other restrictive covenants, including a minimum interest coverage ratio; a maximum leverage (total funded debt to Adjusted EBITDA) ratio; a minimum average per store contribution to profit requirement; a minimum net worth requirement; and restrictions on mergers and other business combinations, asset sales, additional indebtedness, guaranties, liens, investments, operating lease obligations and acquisitions. The New Credit Facility also contains customary events of default and other provisions, including an event of default due to a change of control (as described therein) of the Company. Upon the occurrence of an event of default, the lenders may terminate their commitments to lend and declare all amounts owing under the New Credit Facility to be immediately due and payable (except that, upon the occurrence of an event of default triggered by certain events of bankruptcy, the commitments to lend will automatically terminate and borrowings under the New Credit Facility ipso facto will become due and payable), whereupon the banks may initiate proceedings to realize on the collateral with respect to the New Credit Facility.

     Borrowings under the New Credit Facility bear interest, at the Company's option, at the lender's base rate plus up to 1.125% or the IBOR Rate. The New Credit Facility also provides for the payment by the Company of a commitment fee of 0.5% per annum on the available and unused portion of the credit line and certain other fees.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of certain U.S. federal income tax consequences associated with the exchange of the Old Notes for the New Notes pursuant to the Exchange Offer. The discussion below does not purport to consider all aspects of U.S. federal income taxation that may be relevant to particular holders in the context of their specific investment circumstances or certain types of holders subject to special treatment under such laws (e.g., financial institutions, tax-exempt organizations, foreign corporations and individuals who are not citizens or residents of the U.S.). This summary is based upon the United States federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the Notes or a holder thereof.

     The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes do not differ materially in either kind or extent from the Old Notes and because the exchange will occur by operation of the terms of the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of the holder. As a result, there generally will be no federal income tax consequences to holders exchange Old Notes for the New Notes pursuant to the Exchange Offer. In addition, any "market discount" on the Old Notes should carry over to the New Notes. Holders should consult their tax advisors regarding the application of the market discount rules to the New Notes received in exchange for the Old Notes pursuant to the Exchange Offer.

     Interest accruing throughout the term of the New Notes at a rate of 10 5/8% per annum will be includable in gross income in accordance with a holder's regular method of accounting. If Additional Interest is paid (in addition to the accrual of interest at a rate of 10 5/8% per annum) on the Old Notes as described above under "The Exchange Offer - Registration Rights; Additional Interest," such Additional Interest payments generally should be includable in a holder's gross income as ordinary income when such payment is made.

     THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF THE NOTES IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF THE NOTES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OR OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS OR CHANGES THEREOF.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period ending on the earlier of (i) 180 days after the date of this

Prospectus and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, it will make available and provide promptly upon reasonable request this Prospectus (as amended or supplemented), in a form meeting the requirements of the Securities Act to any broker-dealer for use in connection with any such resale.

     The Company will receive no proceeds in connection with the Exchange Offer. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the issuance of the New Notes will be passed upon for the Company by Stoel Rives LLP, Portland, Oregon and by Latham & Watkins, San Francisco, California.

                                     EXPERTS

     The financial statements of Hollywood Entertainment Corporation for the year ended December 31, 1994 incorporated by reference into this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Hollywood Entertainment Corporation as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. The Company has also filed with the Commission a Registration Statement under the Securities Act with respect to the New Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the New Notes offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the reports and other information filed pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Suite 1300, Seven World Trade Center, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement and the reports and other information filed pursuant to the Exchange Act may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains an Internet Web Site at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (and Amendment No. 1 thereto on Form 10-K/A);

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

     (d)  The Company's Current Report on Form 8-K, dated July 21, 1997;

     (e)  The Company's Current Report on Form 8-K, dated July 22 1997;

     (f)  The Company's Current Report on Form 8-K, dated August 8, 1997; and

     (g) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed under Section 12 of the Exchange Act, dated July 15, 1993, including any amendment or report updating such description.

     In addition, all documents filed by the Company pursuant to sections 13(a),
13(c), 14 or 15(d) of the Exchange Act after            , 1997 and prior to the
termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests shall be directed to Hollywood Entertainment Corporation, 25600 SW Parkway Center Drive, Wilsonville, Oregon 97070, Attention: Mr. Donald J. Ekman, Senior Vice President and General Counsel (telephone number (503) 570-1600). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

     No dealer, sales representative, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Initial Purchasers. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the Notes to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

                             -----------------------
                                TABLE OF CONTENTS
                             -----------------------

                                                                            Page

Summary ...................................................................... 1
Risk Factors..................................................................10
Use of Proceeds...............................................................15
Selected Financial Data.......................................................16
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations...............................................................19
Business......................................................................28
Management....................................................................35
The Exchange Offer............................................................38
Description of Notes..........................................................46
Description of Certain Other Indebtedness.....................................79
Certain United States Federal Income Tax
     Consequences.............................................................80
Plan of Distribution..........................................................80
Legal Matters.................................................................81
Experts.......................................................................81
Available Information.........................................................81
Incorporation of Certain Documents by
     Reference................................................................82

                                  $200,000,000


                             HOLLYWOOD ENTERTAINMENT
                                   CORPORATION



                       105/8% Series B Senior Subordinated
                                 Notes due 2004








                             -----------------------

                                   PROSPECTUS

                             -----------------------













                                                 , 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Officers and Directors

     Article IV of the Company's 1993B Restated Articles of Incorporation (the "Articles") requires indemnification of current or former directors or nominees for director ("directors") of the Company to the fullest extent not prohibited by the Oregon Business Corporation Act (the "Act"). The effects of the Articles and the Act (the "Indemnification Provisions") are summarized as follows:

          (a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

          (b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

          (c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

          (d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

     Article IV of the Articles provides that the Company will advance to a director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

     Article V of the Articles provides that the Company may, in the discretion of the Board of Directors, indemnify officers, employees and agents to the same extent that directors are entitled to indemnification.

     The Company may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities.

     The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

Item 21.  Exhibits and Financial Statement Schedules

     3.1 1993 Restated Articles of Incorporation (incorporated by reference to the Registration Statement on Form S-1 of the Registrant (File No. 33-63042))

     3.2 Bylaws (incorporated by reference to the Registration Statement on Form S-1 of the Registrant (File No. 33-63042))

     4.1 Indenture, dated August 13, 1997 between Registrant and U.S. Trust Company of California, N.A.

     4.2    Form of Senior Subordinated Note

     4.3    Form of Series B Senior Subordinated Note

     4.4 Registration Rights Agreement, dated as of August 13, 1997, by and among the Registrant, Montgomery Securities, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co. and Societe Generale Securities Corporation

     5.1    Opinion of Stoel Rives LLP

     5.2    Opinion of Latham & Watkins

     10.1 Revolving Credit Agreement, dated as of September 5, 1997, among the Registrant, as Borrower, and Societe Generale, DLJ Capital Funding, Inc., Goldman Sachs Credit Partners L.P. and certain other financial institutions, as Lenders, and Societe Generale, as Agent for the Lenders, Donaldson, Lufkin & Jenrette Securities Corporation, as Administrative Agent, Goldman Sachs Credit Partners, L.P., as Documentation Agent, and Credit Lyonnais Los Angeles Branch, Barclays Bank PLC, Deutsche Bank AG, New York Branch, U.S. Bank National Association and KeyBank National Association, as Co-Agents

     12.1   Statements re Computation of Ratios

     23.1   Consent of Price Waterhouse LLP

     23.2   Consent of Coopers & Lybrand L.L.P.

     23.3   Consent of Stoel Rives LLP (included in Exhibit 5.1)

     24.1   Powers of Attorney (included on Page II-5 of the Registration
            Statement)

     25.1   Statement of Eligibility of Trustee

     99.1   Form of Letter of Transmittal

-------------

Item 22.  Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on September 10, 1997.

                                       HOLLYWOOD ENTERTAINMENT CORPORATION


                                       By: MARK J. WATTLES
                                           -------------------------------------
                                           Mark J. Wattles
                                           Chairman of the Board, President and
                                           Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on September 10, 1997 in the capacities indicated.

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark J. Wattles, Donald J. Ekman and Douglas A. Gordon or any one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (whether pre-effective or post-effective) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

       Signature                                  Title
       ---------                                  -----

       MARK J. WATTLES                 Chairman of the Board, President
----------------------------------     and Chief Executive Officer
       Mark J. Wattles                 (Principal Executive Officer)


       F. MARK WOLFINGER               Chief Financial Officer
----------------------------------     (Principal Financial and Accounting
       F. Mark Wolfinger               Officer)


       DONALD J. EKMAN                 Director
----------------------------------
       Donald J. Ekman


       JAMES N. CUTLER, JR.            Director
----------------------------------
       James N. Cutler, Jr.


       RICHARD A. GALANTI              Director
----------------------------------
       Richard A. Galanti